AIA® Document A141™ – 2004

Standard Form of Agreement Between Owner and Design-Builder

AGREEMENT made as of the 1st day of August in the year of 2006
(In words, indicate day, month and year)

BETWEEN the Owner:
(Name, address and other information)

Superior Ethanol, LLC
c/o Green Plains Renewable Energy, Inc.
7945 W. Sahara Avenue, Suite 107
Las Vegas, NV 89117
Telephone: (715) 363-9307

and the Design-Builder:
(Name, address and other information)

Agra Industries, Inc.
1211 West Water Street
Merrill, WI 54452
Telephone: (715) 536-9584

For the following Project:
(Name, location and detailed description)

50 MGPY Undenatured Ethanol Plant
Superior, IA

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

The Owner and Design-Builder agree as follows.

TABLE OF ARTICLES

TABLE OF EXHIBITS

ARTICLE 1 THE DESIGN-BUILD DOCUMENTS

§ 1.1 The Design-Build Documents form the Design-Build Contract. The Design-Build Documents consist of this Agreement between Owner and Design-Builder (hereinafter, the "Agreement") and its attached Exhibits and Schedules; Exhibit A – Terms and Conditions; Supplementary and other Conditions; Addenda issued prior to execution of the Agreement; the Project Criteria, including changes to the Project Criteria proposed by the Design-Builder and accepted by the Owner, if any; the Design-Builder's Proposal and written modifications to the Proposal accepted by the Owner, if any; other documents listed in this Agreement; and Modifications issued after execution of this Agreement. The Design-Build Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Owner, (2) between the Owner and a Contractor or Subcontractor, or (3) between any persons or entities other than the Owner and Design-Builder, including but not limited to any consultant retained by the Owner to prepare or review the Project Criteria. An enumeration of the Design-Build Documents, other than Modifications, appears in Article 8.

§ 1.2 The Design-Build Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.

§ 1.3 The Design-Build Contract may be amended or modified only by a Modification. A Modification is (1) a written amendment to the Design-Build Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Owner.

§ 1.4 The Design-Build Contract is contingent upon Design-Builder entering into a commercially reasonable subcontract with Delta-T Corp. to be effective no later than August 1, 2006. If such subcontract is not entered into, this Design-Build Contract shall be null and void.

ARTICLE 2 THE WORK OF THE DESIGN-BUILD CONTRACT

§ 2.1 The Design-Builder shall fully execute the Work described in the Design-Build Documents, except to the extent specifically indicated in the Design-Build Documents to be the responsibility of others.

§ 2.1.1 The Project - Subject to the terms and conditions of this Agreement, Design-Builder shall furnish all labor, materials, equipment and all services necessary to engineer, design and construct a 50 MGY (undenatured) natural gas dry mill ethanol plant processing corn into ethanol and distiller's grain (the "Project") in conformance to the Plans and Specifications (the "Plans and Specifications") prepared by the Project Architect. The Project shall result in construction of a facility in conformance to the Plans and Specifications (the "Facility"). The Plans and Specifications as established to the date of this Agreement is attached hereto as Schedule 2.1.1 incorporated herein by reference. Design-Builder will provide an updated set of Plans and Specifications as they become available. Plans and Specifications shall be subject to Owner's review and approval.

§ 2.1.2 Design-Builder's Independence and Standard of Care - Design-Builder represents that it is an independent design-builder and that it is familiar with the scope and type of work described above and is qualified to undertake and complete a design-build project of the type described above. Unless directed to the contrary in writing, Design-Builder shall not undertake to act on behalf of or in the name of Owner and neither shall any of the Design Builder's agents or employees so act. Both the design and construction of Project shall be undertaken and performed by the Design-Builder to its exercise of reasonable or professional judgment consistent with the applicable industry standards for the scope and type of the Project, in compliance with the terms and conditions of this Agreement.

§ 2.1.3 The Project Architect - All necessary architectural and engineering services for the Project shall be procured from independent design professionals retained by the Design-Builder licensed in the state where the Project is located. The standard of care for architectural and engineering services performed pursuant to this Contract shall be consistent with the care and skill ordinarily used by members of the architectural and engineering professions for the scope and type Project described above. All architectural and engineering services necessary to produce the Work of this Contract shall be procured pursuant to a separate agreement between the Design-Builder and Project Architect. The Project Architect is Delta-T Corp.

§ 2.1.4 Sole Beneficiary of this Agreement - This Agreement is for the exclusive benefit of the Design-Builder and Owner and not for the benefit of any third party. Owner and Design-Builder shall look solely to each other with regard to the performance of this Agreement. Unless expressly authorized to the contrary in writing signed by both Owner and Design-Builder, no other entity shall be allowed to assert third-party beneficiary rights under this Agreement against Owner or Design-Builder.

§ 2.1.5 Relationship - Design-Builder covenants and agrees with Owner to furnish Design-Builder's professional skill and judgment in furthering the interest of Owner. Design-Builder shall, in addition, (i) provide efficient business administration and superintendence of the Work; (ii) provide at all times an adequate supply of workmen and materials and (iii) complete the Work consistent with the representation and warranties set forth in this Agreement.

§ 2.1.6 Review of Plans and Specifications - Design-Builder shall continually review the Plans and Specifications and any modifications thereto made in accordance with the Design-Build Documents, and shall recommend to Owner any appropriate cost savings/value engineering modifications Design-Builder proposes to achieve economy and efficiency of design and construction, regardless of whether such efficiency may be achieved in the Work or in the work of any of Owner's separate contractors.

§ 2.1.7 Responsibility of Work - Notwithstanding any other provision of the Design-Build Documents to the contrary, Owner shall not be responsible for any of the Work, design, construction supervision, construction means, methods, techniques, sequences or procedures or for safety precautions and programs in connection with Work, Contractor being solely responsible for such matters.

ARTICLE 3 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 3.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice issued by the Owner.
(Insert the date of commencement if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

The date of commencement will be fixed in a Notice to Proceed which shall be at the time Design-Builder begins earth work and other preparation of the site for construction of the facility, included as a condition of the Notice to Proceed shall be confirmation from Owner of a loan commitment and equity funding in an amount equal to a budget for the construction of the Facility. Initial earth work and site preparation shall begin within thirty (30) days of signature to this Agreement unless mutually extended in writing by the parties.

If, prior to the commencement of Work, the Owner requires time to file mortgages, documents related to mechanic's liens and other security interests, the Owner's time requirement shall be as follows:
(Insert Owner's time requirements.)

As specified by Owner's lender.

§ 3.2 The Contract Time shall be measured from the date of commencement, subject to adjustments of this Contract Time as provided in the Design-Build Documents. The Design-Builder shall pay schedule liquidated damages ("Schedule Liquidated Damages") in the amount of $7,500.00 per day for each day after the Required Substantial Completion Date, defined in Section 3.3 below, that the Work is not substantially complete through no fault of Owner. Schedule Liquidated Damages will stop accruing once Substantial Completion is reached. The Schedule Liquidated Damages to Design-Builder shall be capped at $2,000,000.00 (the "Schedule Liquidated Damages"). Payment of Schedule Liquidated Damages shall be in addition to and not be in lieu of any liability of Design-Builder under this Agreement with respect to price guarantee or obligation to pay all design, construction, start-up, commissioning, and testing costs associated with making corrections in the event of a performance shortfall or warranty claims under the general conditions of contract, and neither shall the Schedule Liquidated Damages cap apply to any such liability or obligation.

Design-Builder provides Owner an efficacy or performance warranty (the "Performance Warranty") based on certain Owner approved performance requirements (the "Performance Guarantees") applicable to the Facility upon completion and once it commences processing operations. The Performance Guarantees are attached hereto as Schedule 3.2.

The parties acknowledge that the terms of this Agreement with respect to liquidated damages, including those payable pursuant to this Section 3.2 are fair and reasonable considering the damage Owner would likely sustain if Design-Builder fails to perform as required under this Agreement and that such damages have been agreed upon and fixed as liquidated damages because of the difficulty of specifically ascertaining the exact damages that Owner would sustain as a result of Design-Builder's failure to perform as required hereunder. Any such liquidated damages shall be applicable regardless of the actual amount of damages sustained and all amounts shall be paid as liquidated damages not as a penalty. Owner may, at its option, offset from any amounts owing to Design-Builder hereunder the amount of any liquidated damages due from Design-Builder under the terms and conditions of this Agreement.

Design-Builder shall be paid an early completion bonus of $2,500.00 for each day that Substantial Completion occurs in advance of the Required Substantial Completion Date, defined in Section 3.3 below, provided that the Facility meets 100% of the Performance Guarantees (including countervailing factors) within ninety (90) days following actual date of Substantial Completion. However, in determining the Required Substantial Completion Date for purposes of the early completion bonus, days for an Excusable Event of Delay as set forth in Section A.8.3.1.7 shall not be counted. Any early completion bonus payable under this provision of the Agreement shall be due and payable thirty (30) days following the Facility meeting the Performance Guarantees or final completion of the Work, whichever is later. Any early completion bonus amount shall be capped at Five Hundred Thousand Dollars ($500,000.00).
(Insert provisions, if any, for liquidated damages relating to failure to complete on time or for bonus payments for early completion of the Work.)

(Paragraph deleted)

§ 3.3 The Design-Builder shall achieve Substantial Completion of the Work not later than 15 months from the date of commencement (the "Required Substantial Completion Date"). Substantial Completion is achieved when (i) the

Project has been constructed according to the approved Plans and Specifications therefore and so certified by Design-Builder, (ii) a certificate of occupancy has been issued for the Project by the applicable governmental authority (if such certificates are in fact issued by such authority), (iii) the punchlist provided for in this Agreement has been agreed upon by Owner and Design-Builder, and (iv) each of the applicable Performance Guarantees, when separately tested, achieve a ninety percent (90%) or better result.
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Design-Build Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

Portion of Work	Substantial Completion Date

ARTICLE 4 CONTRACT SUM
§ 4.1 The Owner shall pay the Design-Builder the Contract Sum in current funds for the Design-Builder's performance of the Design-Build Contract. The Contract Sum shall be one of the following:
(Check the appropriate box.)

[ ] Stipulated Sum in accordance with Section 4.2 below;

[ ] Cost of the Work Plus Design-Builder's Fee in accordance with Section 4.3 below;

[X] Cost of the Work Plus Design-Builder's Fee with a Guaranteed Maximum Price in accordance with Section 4.4 below.

(Based on the selection above, complete either Section 4.2, 4.3 or 4.4 below.)

§ 4.4 COST OF THE WORK PLUS DESIGN-BUILDER'S FEE WITH A GUARANTEED MAXIMUM PRICE
§ 4.4.1 The Cost of the Work is as defined in Exhibit B, plus the Design-Builder's Fee.

(Paragraphs & rows deleted)

(Paragraphs deleted)

§ 4.4.2 The Design-Builder's Fee is: Five Million Six Hundred Twenty-Six Thousand One Hundred Sixty-Nine Dollars ($5,626,169.00). The Design-Builder's Fee is based on eight percent (8%) of the Cost of the Work. Design-Builder's Fee shall increase by eight percent (8%) of the Cost of any authorized Changes in the Work as provided for herein.
(State a lump sum, percentage of Cost of the Work or other provision for determining the Design-Builder's Fee and the method of adjustment to the Fee for changes in the Work.)

§ 4.4.3 GUARANTEED MAXIMUM PRICE
§ 4.4.3.1 The sum of the Cost of the Work and the Design-Builder's Fee is guaranteed by the Design-Builder not to exceed Seventy-Five Million Nine Hundred Fifty-Three Thousand Two Hundred Seventy-Six Dollars ($75,953,276.00), subject to additions and deductions by changes in the Work as provided in the Design-Build Documents. Such maximum sum is referred to in the Design-Build Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Design-Builder without reimbursement by the Owner. The Owner will be supplying medium voltage pad mounted transformers, backup generators, rail, power to site, water treatment, and RO System. Owner supplied items are not included in the Guaranteed Maximum Price.

As part of the Guaranteed Maximum Price, the Design-Builder has prepared and attached as Schedule 4.4.3.1A hereto and incorporated herein, a Schedule of Values (the "Schedule of Values") that allocates the entire proposed

Guaranteed Maximum Price among the various portions of the Work, except that the Design-Builder's Fee shall be shown as a separate line item. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may reasonably require. The Schedule of Values shall be used as a basis for reviewing Design-Builder's Applications for Payment.
(Insert specific provisions if the Design-Builder is to participate in any savings.)

In addition to the Guaranteed Maximum Price, Owner shall make available a contingency fund of Four Million Dollars ($4,000,000.00) that can be accessed by Design-Builder for increases per line item as shown on the Schedule of Values. Such increases and use of the contingency fund shall be specifically identified in the Application for Payment. Design-Builder shall not receive a Design-Builder's Fee for increases that result in use of the contingency fund.

Use of the contingency fund shall not be considered when determining any savings in the Guaranteed Maximum Price.Any savings in the Guaranteed Maximum Price (net of Design-Builder receiving 100% of the Design-Builder's Fee) shall be shared equally between Owner and Design-Builder.

(Paragraphs & rows deleted)

The Agra Cost Estimate is attached hereto as Schedule 4.4.3.1.B.

§ 4.4.3.5 Assumptions, if any, on which the Guaranteed Maximum Price is based, are as follows: The Guaranteed Maximum Price will include sales, use, and similar taxes on on-site consumables. Any other such sales, use, and similar taxes will be reimbursed to Design-Builder from Owner in addition to the Guaranteed Maximum Price, but without Contractor's Fee. The GMP is based on stainless steel pricing as of April 7, 2006. The pricing for the concrete work that is part of the GMP is based on the soil conditions being capable of withstanding a force of 3,000 pounds per square foot, with the application of usual and customary compaction and preparation of the soil. If the actual soil conditions support less than 3,000 pounds per square foot and additional concrete work or soil stabilization work is necessary for the foundation, this will be a change in the Work resulting in an increase to the GMP and the Design-Builder's Fee. Any new or pending governmental ruling that materially increases manufacturing costs and that can be documented by Design-Builder shall increase the GMP by the amount of the increase in the manufacturing costs and shall also increase Design-Builder's Fee.

The Guaranteed Maximum Price is based upon the scope of the Work in the Facility design outlined in the Schedule of Values attached as Schedule 4.4.3.1A and the Green Plains Project Manual.
(Identify the assumptions on which the Guaranteed Maximum Price is based.)

§ 4.5 CHANGES IN THE WORK
§ 4.5.1 Adjustments of the Contract Sum on account of changes in the Work may be determined by any of the methods listed in Article A.7 of Exhibit A, Terms and Conditions.

§ 4.5.2 Where the Contract Sum is the Cost of the Work, with or without a Guaranteed Maximum Price, and no specific provision is made in Sections 4.3.2 or 4.4.2 for adjustment of the Design-Builder's Fee in the case of Changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment will cause substantial inequity to the Owner or Design-Builder, the Design-Builder's Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Contract Sum shall be adjusted accordingly.

ARTICLE 5 PAYMENTS
§ 5.1 PROGRESS PAYMENTS
§ 5.1.1 Based upon Applications for Payment submitted to the Owner by the Design-Builder, the Owner shall make progress payments on account of the Contract Sum to the Design-Builder as provided below and elsewhere in the Design-Build Documents and in Exhibits A and B.

§ 5.1.2 The period covered by each Application for Payment shall be bi-weekly. The first Application for Payment period shall begin on or about the first day of the month and end on or about the fifteenth of the month; such dates shall reasonably coincide with pay periods. The second Application for Payment period of the month shall begin on

or about the sixteenth of the month and shall end on or about the last day of the month; such dates shall reasonably coincide with pay periods. Any line items on the Schedule of Values that the Owner has been charged that Owner objects to shall be submitted to the Design-Builder in writing and received at Design-Builder's place of business within five (5) days from the date Owner receives the Application for Payment. Objection to a line item does not relieve the Owner from making payment on all undisputed amounts according to this Agreement. All Applications for Payment shall be sent to the Owner via UPS Next-Day Delivery or some other means by which the date of receipt by the Owner can be verified.

There shall be a Seven Million Five Hundred Ninety-Five Thousand Three Hundred Twenty-Eight Dollar ($7,595,328.00) payment (the "Mobilization Payment") due upon the later of (i) execution of the Agreement and invoicing by Design-Builder or (ii) confirmation from Owner of a loan commitment and equity funding in an amount equal to the cost of constructing and developing the Facility. However, in no event shall the Mobilization Payment be paid later than forty-five (45) days after signature of this Agreement. If the Mobilization Payment is not received within forty-five (45) days of the signature of this Agreement, this Agreement shall be null and void. However, with the mutual agreement of the parties, the Agreement may continue in effect. In that instance, Design-Builder may revise the GMP to reflect any increases in costs. The Design-Builder's Fee shall also be adjusted to reflect any increase in costs. The Mobilization Payment is based on ten percent (10%) of each line item as set forth on the Schedule of Values. As actual cost exceeds ten percent (10%) of a line item, Design-Builder may include such additional costs on the next Application for Payment.

The Application and Certification For Payment showing the total Project cost is attached hereto as Schedule 5.1.2.

§ 5.1.3 Payment shall be due fifteen (15) days from the date of receipt by Owner of Applications for Payment.

(Paragraph deleted)

§ 5.1.4 With each Application for Payment where the Contract Sum is based upon the Cost of the Work, or the Cost of the Work with a Guaranteed Maximum Price, the Design-Builder shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner to demonstrate that cash disbursements already made by the Design-Builder on account of the Cost of the Work equal or exceed (1) progress payments already received by the Design-Builder, less (2) that portion of those payments attributable to the Design-Builder's Fee; plus (3) payrolls for the period covered by the present Application for Payment.

§ 5.1.5 With each Application for Payment where the Contract Sum is based upon a Stipulated Sum or Cost of the Work with a Guaranteed Maximum Price, the Design-Builder shall submit the most recent Schedule of Values in accordance with the Design-Build Documents. The Schedule of Values shall allocate the entire Contract Sum among the various portions of the Work. Compensation for design services shall be shown separately. Where the Contract Sum is based on the Cost of the Work with a Guaranteed Maximum Price, the Design-Builder's Fee shall be shown separately. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This Schedule of Values, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder's Applications for Payment.

§ 5.1.6 In taking action on the Design-Builder's Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Design-Builder and shall not be deemed to have made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Sections 5.1.4 or 5.1.5, or other supporting data; to have made exhaustive or continuous on-site inspections; or to have made examinations to ascertain how or for what purposes the Design-Builder has used amounts previously paid on account of the Agreement. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner. Design-Builder shall make all records and supporting information available to Owner.

§ 5.1.7 Except with the Owner's prior approval, the Design-Builder shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 5.4 PROGRESS PAYMENTS - COST OF THE WORK PLUS A FEE WITH A GUARANTED MAXIMUM PRICE
§ 5.4.1 Subject to approval of the construction lender, Applications for Payment where the Contract Sum is based upon the Cost of the Work Plus a Fee with a Guaranteed Maximum Price shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Design-Builder on account of that portion of the Work for which the Design-Builder has made or will make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values.

(Paragraphs deleted)

§ 5.4.2 Subject to other provisions of the Design-Build Documents, the amount of each progress payment shall be computed as follows:

.1 Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values less retainage of seven percent (7%) until total retainage equals Four Million Dollars ($4,000,000.00). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section A.7.3.8 of Exhibit A, Terms and Conditions;

.2 Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing less retainage of seven percent (7%) until total retainage equals Four Million Dollars ($4,000,000.00);

.3 Add the Design-Builder's Fee, less retainage of seven percent (7%) until the total retainage amount equals Four Million Dollars ($4,000,000.00). The Design-Builder's Fee shall be computed upon the Cost of the Work described in the two preceding sections at the rate stated in Section 4.4.2 or, if the Design-Builder's Fee is stated as a fixed sum in that section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding sections bears to a reasonable estimate of the probable Cost of the Work upon its completion.

Owner shall release to Design-Builder on the actual date of Substantial Completion all retainage less an amount (the "Required Retainage Holdback") which is the greater of (i) $2,000,000.00 or (ii) an amount, as reasonably determined by Owner, equal to the estimated liability of Design-Builder for all liquidated damages hereunder. Any remaining retainage shall be paid upon final completion of the Work, but subject to holdback for punchlist items;

.4 Subtract the aggregate of previous payments made by the Owner;

.5 Subtract the shortfall, if any, indicated by the Design-Builder in the documentation required by Section 5.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation; and

.6 Subtract amounts, if any, for which the Owner has withheld or nullified a Certificate for Payment as provided in Section A.9.5 of Exhibit A, Terms and Conditions.

§ 5.5 FINAL PAYMENT
§ 5.5.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Design-Builder no later than thirty (30) days after the Design-Builder has fully performed the Design-Build Contract, including the requirements in Section A.9.10 of Exhibit A, Terms and Conditions, except for the Design-Builder's responsibility to correct non-conforming Work discovered after final payment or to satisfy other requirements, if any, which extend beyond final payment.

ARTICLE 6 DISPUTE RESOLUTION
§ 6.1 The parties appoint the following individual to serve as a Neutral pursuant to Section A.4.2 of Exhibit A, Terms and Conditions:
(Insert the name, address and other information of the individual to serve as a Neutral. If the parties do not select a Neutral, then the provisions of Section A.4.2.2 of Exhibit A, Terms and Conditions, shall apply.)

§ 6.2 If the parties do not resolve their dispute through mediation pursuant to Section A.4.3 of Exhibit A, Terms and Conditions, the method of binding dispute resolution shall be the following:
(If the parties do not select a method of binding dispute resolution, then the method of binding dispute resolution shall be by litigation in a court of competent jurisdiction.)
(Check one.)

[X] Arbitration pursuant to Section A.4.4 of Exhibit A, Terms and Conditions

[ ] Litigation in a court of competent jurisdiction

[ ] Other *(Specify)*

§ 6.3 ARBITRATION
§ 6.3.1 If Arbitration is selected by the parties as the method of binding dispute resolution, then any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration as provided in Section A.4.4 of Exhibit A, Terms and Conditions.

ARTICLE 7 MISCELLANEOUS PROVISIONS
§ 7.1 The Architect, other design professionals and consultants engaged by the Design-Builder shall be persons or entities duly licensed to practice their professions in the jurisdiction where the Project is located and are listed as follows:
(Insert name, address, license number, relationship to Design-Builder and other information.)

Name and Address	License Number	Relationship to Design-Builder	Other Information

§ 7.2 Consultants, if any, engaged directly by the Owner, their professions and responsibilities are listed below:
(Insert name, address, license number, if applicable, and responsibilities to Owner and other information.)

Name and Address	License Number	Responsibilities to Owner	Other Information

§ 7.3 Separate contractors, if any, engaged directly by the Owner, their trades and responsibilities are listed below:
(Insert name, address, license number, if applicable, responsibilities to Owner and other information.)

Name and Address	License Number	Responsibilities to Owner	Other Information

§ 7.4 The Owner's Designated Representative is:
(Insert name, address and other information.)

Dan Christensen
Green Plains Renewable Energy, Inc.
7633 S. Union Park Ave.
Midvale, UT 84047(801) 572-2408

§ 7.4.1 The Owner's Designated Representative identified above shall be authorized to act on the Owner's behalf with respect to the Project.

§ 7.5 The Design-Builder's Designated Representative is:
(Insert name, address and other information.)

Pat Hinner
1211 West Water Street
Merrill, WI 54432

§ 7.5.1 The Design-Builder's Designated Representative identified above shall be authorized to act on the Design-Builder's behalf with respect to the Project.

§ 7.6 Neither the Owner's nor the Design-Builder's Designated Representative shall be changed without ten days written notice to the other party.

§ 7.7 Other provisions:

§ 7.7.1 Where reference is made in this Agreement to a provision of another Design-Build Document, the reference refers to that provision as amended or supplemented by other provisions of the Design-Build Documents.

§ 7.7.2 Payments due and unpaid under the Design-Build Contract shall bear interest from the date payment is due at the rate stated below.
(Insert rate of interest agreed upon, if any.)

Ten percent (10%) per annum

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design-Builder's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

ARTICLE 8 ENUMERATION OF THE DESIGN-BUILD DOCUMENTS

§ 8.1 The Design-Build Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

§ 8.1.1 The Agreement is this executed edition of the Standard Form of Agreement Between Owner and Design-Builder, AIA Document A141-2004.

§ 8.1.2 The Supplementary and other Conditions of the Agreement, if any, are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
Title of the Supplementary and Other Conditions exhibit: (See exhibits)

(Rows deleted)

§ 8.1.3 The Project Criteria, including changes to the Project Criteria proposed by the Design-Builder, if any, and accepted by the Owner, consist of the following:
(Either list applicable documents and their dates below or refer to an exhibit attached to this Agreement.)
Title of the Project Criteria exhibit: (See exhibits)

(Rows deleted)

§ 8.1.4 The Design-Builder's Proposal, dated , consists of the following:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)

Title of the Design-Builder's Proposal:

§ 8.1.5 Amendments to the Design-Builder's Proposal, if any, are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
See exhibits 8.17, 8.18, 8.1.9, + 8.1.10 Performance guarantee schedule 3.2

Title of the Amendments to Design-Builder's Proposal exhibit:

§ 8.1.6 The Addenda, if any, are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
Title of the Addenda exhibit:

(Rows deleted) **– See Below –**

§ 8.1.7 Exhibit A, Terms and Conditions.
(If the parties agree to substitute terms and conditions other than those contained in AIA Document A141-2004, Exhibit A, Terms and Conditions, then identify such terms and conditions and attach to this Agreement as Exhibit A.)

§ 8.1.8 Exhibit B, Determination of the Cost of the Work, if applicable.
(If the parties agree to substitute a method to determine the cost of the Work other than that contained in AIA Document A141-2004, Exhibit B, Determination of the Cost of the Work, then identify such other method to determine the cost of the Work and attach to this Agreement as Exhibit B. If the Contract Sum is a Stipulated Sum, then Exhibit B is not applicable.)

§ 8.1.9 Exhibit C, Insurance and Bonds, if applicable.
(Complete AIA Document A141-2004, Exhibit C, Insurance and Bonds or indicate "not applicable.")

Not Applicable

§ 8.1.10 Other documents, if any, forming part of the Design-Build Documents are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)

Title of the Other Documents exhibit:

Letter of Intent dated 2/13/06 between Superior & Agra
Schedule of Values 8/1/06

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Design-Builder and one to the Owner.

Barry Ellsworth 8-7-06

OWNER *(Signature)*

Barry Ellsworth, CEO for GPRE
(Printed name and title)

Pat Hinner

DESIGN-BUILDER *(Signature)*

Pat Hinner, President
(Printed name and title)

AGRA Industries Inc.

50 MGPY Cost Estimate

Q4906R9

Green Plains Renewable Energy, Inc.
Superior, Iowa

Last Update:8-1-06 by MLW

	Description Of Work	GPRE	Excavation, Fill, Water and Drainage Piping	Other Undetermined Subcontractors	AGRA Schedule Price	Concrete and Buildings	Misc. Steel Erection	Delta-T	Shop Fab Tanks	Field Fab Tanks	Electrical	Piping And Insulation	Totals
050	**General Site Conditions**												
051	Civil Preliminary Site Layout (Agra Ind. Inc.)				55,000								
052	Site Testing			60,000									
053	Site Surveying			40,000									
054	Permits	0											
055	Site Safety Personal				137,555								
056	Site Safety Supplies				10,000								
057	Site Detailing				141,685								
058	Site Security				95,000								
059	Site Set-Up/Cleanup (Agra Const. Co.)				29,000								
060	Project Management				259,705								
061	Site Superintendent				220,000								
062	Site Millwright Superintendent				143,000								
063	Site Clerical				119,060								
064	Site Office Supplies				9,200								
065	Scheduler				82,100								
066	Quality Control				22,000								
068	Electrical Engineering										160,000		
069	Facility Process Control Wiring (Lump Sum Material)										175,000		
070	Facility Process Control Wiring (Lump Sum Install)										320,000		
071	Site Lighting (Light Poles, Bollards Material)										50,000		
072	Site Lighting (Light Poles, Bollards Install)										65,000		
073	Grounding System Material										31,000		
074	Grounding System Install										46,000		
075	Preparing Subcontracts				56,503								
076	On Site Utility Location			2,650									
077	Weather Protection				15,200								
078	**Total #050 General Site Conditions**	0	0	102,650	1,395,007	0	0	0	0	0	847,000	0	2,344,657
080	**Site Services, Utilities & Equipment Rental**												
081	Temporary Site Utilities (Electrical Material)										78,000		
082	Temporary Site Utilities (Electrical Labor)										192,000		
083	Temporary Site Utilities (Phone & power used during construction)			90,000									
084	Phone System	0		28,600									
085	Medium Voltage Power Distribution Circuit Wiring Mat'l										1,675,000		

086	Medium Voltage Power Distribution Circuit Wiring Install										569,768		
089	Site Utility Layout & Installation (Gas)			110,000									
091	Site Excavation (All Buildings)		40,000										
092	Temp Roads, Parking, Laydown, Crane Pad (Estimate)		45,000										
	Crushed Aggregate beneath roads and parking (remaining, most picked up in line 089) (Estimate)		110,000										
094	Site Roads (8" Concrete 33,600 Syd) & Parking Lots (6" Concrete 1,824 Syd) Allowance					1,753,000							
095	(2) wells and test wells		330,000										
096	Sanitary Piping		35,000										
097	Site Solid Waste Removal			37,000									
098	Detention Pond		In Line 107										
099	Site Temporary Sanitary Waste Removal			7,400									
100	Equipment Rental - Site Fork Lift and Small Crane			330,000									
101	Site Drainage		20,000										
	Site Temp Utility (Gas)			5,900									
105	Startup Assistance										179,400		
106	Strip and stockpile topsoil (Estimate)		251,760										
107	Earthwork (Estimate)		609,764										
108	Re-install 6" thick topsoil (Estimate)		188,820										
109	Finish Grading (Estimate)		62,940										
110	Site Landscaping (Estimate)			78,915									
112	Culverts & Storm Sewer (Estimate)		215,000										
113	Silt Fence Installation and Inspection		20,000		2,000								
115	**Total #080 Site Service, Utilities & Equipment Rental**	0	1,928,285	687,815	2,000	1,753,000	0	0	0	0	2,694,168	0	7,065,268
120	**Administration Building/Truck Scale (Budget Price)**												
121	Engineering					4,500							
122	Excavation and Concrete					33,200							
123	Masonry					0							
124	Building Materials (44 x 68 @ $65/SqFt)					194,000							
125	Bldg & Scale Electrical Materials										12,558		
126	Bldg & Scale Electrical Installation										37,375		
127	Administration Building Phone Equipment										14,320		
128	Administration Building Phone System Material										2,547		
129	Administration Building Phone System Labor										8,970		

130	Administration Building Data Networking Material										4,230		
131	Administration Building Data Networking Labor										7,475		
132	Building HVAC					8,200							
133	Plumbing & Fixtures					11,800							
134	Carpentry					59,400							
135	Interior Finishes					18,000							
136	(2) Truck Scales w/2 Stop-Go Lights & Interior Camera			170,000									
137	(1) Truck Probe			24,000									
138	(1) Ticket Return			3,100									
140	**Total #120 Administration Building**	0	0	197,100	0	329,100	0	0	0	0	87,475	0	613,675
150	**Corn Receiving, Storage Silo, Transfer System**												
151	Engineering				32,000								
152	Concrete Est. Receiving Building					95,000							
153	Receiving Building M&L (40 x 100) 4 doors					175,000							
154	Electrical Materials Dump Pit to Area										39,992		
155	Electrical Installation Dump Pit to Area										89,700		
156	Concrete Est. Receiving Pit					160,000							
157	Rail & Truck Receiving Pit Grates				30,500								
158	Rail & Truck Receiving Pit Hoppers				12,000								
159	Rail Scale Pit, Deck and Approach Concrete					92,000							
160	Single Scale (Materials)			88,000									
161	Rail Probe			37,400									
162	Scale Installation			16,500									
163	Rail Excavation and Fill					6,500							
164	Concrete Rec Bldg Tunnel to Leg Pit					149,600							
165	Rail Receiving Pit drag approx 40' 20,000 Bu			44,000									
166	Truck Receiving Pit drag approx 40' 20,000 Bu			44,000									
167	Concrete For Tower					74,000							
168	Leg Pit Ladder				440								
169	Concrete Est. Bin and Bin Unload Tunnel					360,000							
170	Bin (10 days Storage) 1 at 500,000 Bu, Includes 1/5th CFM air sys, manual & electric gates, ladder, stairs			390,000									
171	Baghouse/Dust System				185,000								
172	Tower 14 x 14 x 160'				39,200								

173	Tower Stairway 160'				49,500								
174	Receiving 138' Leg 20K Bu w/Bin Single Bin Fill 30" Conv 20K Bu x 140'				225,000								
175	Spouting, letdowns, elbows, Cushion Boxes			38,500									
176	Bin Fill Catwalk 8' x 140' w/bents				128,500								
177	Single 20Kx100' Transfer Drag from both 20K bu Pit Drags				154,000								
178	140' Reclaim Drag & 140' Leg - 10,000 Bu each			85,000									
179	Mill Bin Drag to Slurry Tank 5000 BU x 90ft			95,200									
180	Bin Equip, Drags, Legs Installation				385,000								
181	LO 16' x 22' Bins M&L Misc Transitions Etc				257,300								
182	**Total #150 Corn Receiving, Storage, Transfer**	0	0	838,600	1,498,440	1,112,100	0	0	0	0	129,692	0	3,578,832
200	**Grinding System**												
201	Engineering				22,000								
203	Excavating and Concrete					24,000							
204	Structural Steel, Decking, Handrail, Ladder Materials				95,000								
205	Structural Steel, Decking, Handrail, Ladder Erection				54,000								
206	(4) Bins, Hoppers, Roof Deck Materials				107,000								
207	(4) Bins, Hoppers, Roof Deck Erection				61,600								
208	Hammer Mills Materials (2) 600 HP 2645BPH each, Feeders, Plenum, Auger			313,000									
209	Hammer Mills Erection				27,500								
210	Conveyors, Augers & Bucket Elevator Materials				57,200								
211	Install Conveyors, Augers & Bucket Elevator Materials				26,400								
212	Gates, Valves, Spouting Materials				54,000								
213	Gates, Valves, Spouting Erection				10,700								
214	(96 Bag) Baghouse, Ductwork, Installation				85,000								
215	Electrical Materials										124,200		
216	Electrical Installation										104,650		
217	Install Mounts for Grinding System Instrument Materials				6,500								
218	Sensors			17,000									
219	Scalper Material & Install (Law-Marot 8K)			103,000									
220	**Total #200 Grinding System**	0	0	433,000	606,900	24,000	0	0	0	0	228,850	0	1,292,750
225	**Main Process Building & QA Lab**												
226	Engineering				31,000								
228	Excavating and Concrete (includes small tank concrete & pump bases)					340,800							

229	Building Materials					430,600							
230	Building Erection					222,000							
231	Main Process Bldg Electrical Materials										194,775		
232	Main Process Bldg Electrical Installation										239,200		
233	Fire Protection											line #727	
234	Yeast Propagation Tank Concrete & Fill					28,300							
236	Whole Stillage Tank Concrete & Fill					30,000							
238	Liquefaction Tank Concrete & Fill					18,500							
240	Thin Stillage Tank Concrete & Fill					25,500							
242	Syrup Tank Concrete & Fill					25,000							
244	Process Condensate Tank Concrete & Fill					42,500							
246	Dilute Caustic Tank Concrete & Fill					14,100							
249	Lab Equipment							105,849					
250	QA Electrical Materials										27,600		
251	QA Electrical Installation										82,225		
252	QA Lab Phone Equipment Material										7,159		
253	QA Lab Phone Material										2,630		
254	QA Lab Phone Install										8,970		
255	Data Networking Materials										2,695		
256	Data Networking Install										5,910		
257	Sprinkler Alarming System Mat (Sprinkler Flow Detect)										55,200		
258	Sprinkler Alarming System Inst (Sprinkler Flow Detect)										52,325		
259	Process Instrument Mounting Materials (full site)										41,400		
260	Process Instrument Mounting Installation (full site)										89,700		
261	QA Lab/Office/Fixtures					16,500							
262	QA Lab/Office/Carpentry					148,000							
263	QA Lab/Office/Interior Finishes					16,500							
264	QA Lab/Office/HVAC					16,500							
265	QA Lab Concrete					49,500							
266	MCC Room Stairways, Handrails, Handrails above, & Install				11,000								
267	Building Heating					20,460							
268	Install Vessel Platforms						5,200						
269	Pipe Rack Material				55,000								
270	Pipe Rack Installation						20,800						
271	Process Piping Material											688,731	

272	Process Piping Labor											1,824,533	
273	Process Piping Insulation Material											515,236	
274	Process Piping Insulation Labor											0	
275	Process Piping Ortho's, ISO's, Spool Drawings											55,682	
276	MCC Room 18' x 26' with access stairway					46,000							
277	Misc Pump Bases												
278	**Total #225 Main Process Building**	0	0	0	97,000	1,490,760	26,000	105,849	0	0	809,789	3,084,182	5,613,580
300	**Fermentor Building**												
301	Engineering				6,600								
303	Excavation & Concrete					74,000							
304	Building Materials 160' x 32' (Includes Pipe Racks)					304,000							
305	Cooler Bldg (M & L)					83,000							
307	Fermentation Tank #1 Concrete & Fill					79,200							
309	Fermentation Tank #2 Concrete & Fill					79,200							
311	Fermentation Tank #3 Concrete & Fill					79,200							
	Fermentation Tank #4 Concrete & Fill					79,200							
315	Beer Well Tank Concrete & Fill					105,600							
317	Electrical Materials										48,300		
318	Electrical Installation										52,325		
319	Process Piping Material											668,988	
320	Process Piping Labor											1,373,772	
321	Process Piping Insulation Material & Labor											95,018	
323	Process Piping Ortho's, ISO's, Spool Drawings											47,117	
324	**Total #300 Fermentor Building**	0	0	0	6,600	883,400	0	0	0	0	100,625	2,184,895	3,175,520
340	**Mash Preparation Equipment**												
343	Slurry mix tank TK-2101								80,200				
344	Slurry Mix Tank Platform								3,600				
345	Install Slurry Mix Tank Platform						6,500						
346	Slurry Tank Agitator, Classifier, Plug Feed Auger, Vent Condenser and Slurry Pump							124,915					
351	**Total #340 Mash Preparation Equipment**	0	0	0	0	0	6,500	124,915	83,800	0	0	0	215,215
355	**Liquefaction Equipment (Installation in Line 272)**												
356	Liquefaction Tank TK2201 Ø24'-9 x 48'H 304SS (1)									289,500			

357	Liquefaction Tank Agitator, Pump, Mash Cook Heat Exchanger, Mash Booster Pumps (2), Cooker Tubes (4), Heat recovery Exchangers (2), Beer Booster Pump, CIP Return Pump and Mash Cooler Heat Exchanger							516,833					
366	**Total #355 Liquefaction Equipment**	0	0	0	0	0	0	**516,833**	0	289,500	0	0	806,333
370	**Yeast Mix & Propagation Equipment (Installation in Line 320)**												
371	Yeast mix tank TK-3101								18,549				
372	Mix Tank Agitator, Pump, Yeast Propagation Tank Agitator, Pump, Propagation Recirculation Pump and Cooler Heat Exchanger							328,724					
373	Yeast Propagation Tank TK3102 Ø22'-6 x 48'H 304SS (1)									168,800			
378	**Total #370 Yeast Mix & Propagation Equipment**	0	0	0	0	0	0	**328,724**	18,549	168,800	0	0	516,073
380	**Fermentation Equipment (Installation in Line 320)**												
381	Frementer Tank TK3104 Ø51'-9' x 48'H 304SS @ 775,000 gal ea.									502,000			
382	Frementer Tank TK3105 Ø51'-9 x 48'H 304SS @ 775,000 gal ea.									502,000			
383	Frementer Tank TK3106 Ø51-9' x 48'H 304SS @ 775,000 gal ea.									502,000			
384	Frementer Tank TK3106 Ø51-9' x 48'H 304SS @ 775,000 gal ea									502,000			
385	Beer Well Tank TK3108 Ø59' x 48'H 304SS @ 940,507 gal ea.									633,000			
386	Fermenter Tank Agitators (4) Beer Well Agitator, Beer Recirculation Pumps (2, 1 Spare, Beer Feed Pump, CIP Return Pumps (2) and Fermenter Coolers (4)							986,171					
390	**Total #380 Fermentation Equipment**	0	0	0	0	0	0	**986,171**	0	2,641,000	0	0	3,627,171
395	**Distillation Equipment (Installation in Lines 819/825)**												
397	Beer Column, w/trays, rectifier Column w/trays, Beer Column Reboiler Heat Exchanger, Stripper Column Reboiler Heat Exchanger, Beer Column Pump, Rectifier Column Pump, Stripper Column Pump, Beer Feed Heater, CIP Return Pump, Reflux Condenser, Receiver and Pump and Mist Eliminator							1,209,703					
416	**Total #395 Distillation Equipment**	0	0	0	0	0	0	**1,209,703**	0	0	0	0	1,209,703
420	**Dehydration (Molecular Sieve) Equipment (Installation in Line 819/825)**												

421	Molecular Sieve Beds w/desiccant (2), Superheated, Acid Reduction Column, Product Condenser, Regeneration Vacuum Condenser, Jet Eductor, Pump and Cooler, Regeneration Pre-Heater, Evaporator Condensate Heater, Vacuum Receiver, Regen Filter, Product Cooler, Filter and Pump							723,192					
439	**Total $420 Dehydration (Molecular Sieve) Equipment**	0	0	0	0	0	0	**723,192**	0	0	0	0	723,192
440	**Evaporator Equipment (Installation in Line 912)**												
441	Evaporator Heat Transfer Effects (3), Evaporator Recirculation Pumps (3), Vacuum Pumps, Receiver, Cooler and Pumps, Evaporator Condensation Knockout Drum, Condensation Receivers (2), Syrup Tank Agitator, Pump and Condensate Pump.							2,051,235					
449	Syrup Tank TK5104 Ø23'-4 x 38'H 304SS (1)									159,400			
455	**Total #440 Evaporator Equipment**	0	0	0	0	0	0	**2,051,235**	0	159,400	0	0	2,210,635
460	**Stillage Separation and Storage Equipment (Installation in Line 912)**												
461	Whole Stillage Tank TK5102 Ø38' x 28'-6'H 304SS (1)									186,200			
462	Whole Stillage Tank Agitator, Pump, Thin Stillage Tank Agitator, Pump, Thin Stillage Collection Tank Pump, Centrifuges (4, 1 spare)							1,959,192					
464	Thin Stillage Tank TK5103 Ø23-4' x 38'H 304SS (1)									158,500			
467	Thin Stillage Collection Tank TK-5101								19,558				
471	**Total #460 Stillage Separation and Storage Equipment**	0	0	0	0	0	0	**1,959,192**	19,558	344,700	0	0	2,323,450
474	**DDGS Drying**												
475	DDGS Dryer & Bldg Electrical (Material)										207,000		
476	DDGS Dryer & Bldg Electrical (Installation)										112,125		
477	Dryer Concrete					171,200							
478	Dryer Structural				400,000								
479	Install Dryer Structural						255,000						
480	DDGS Dryer, Dust Collection Cyclones, Control Panel, Drag Conveyor, All Conveyors and Duct Work.							4,284,513					
481	Install Dryer (M & L)						368,000						
482	Dryer Insulation (M & L)			322,000									
483	Dryer Building (Control Room/Mixer Room)					75,000							
484	Dryer Startup			35,000									
485	DDGS Cooling Electrical (Material)										41,400		
486	DDGS Cooling Electrical (Installation)										35,880		
490	RTO Concrete					69,400							
491	RTO Unit with Installation and Ductwork							2,121,493					
493	RTO Electrical Material										69,000		

494	RTO Electrical Installation										38,785		
495	**Total #474 DDGS Drying**	0	0	357,000	400,000	315,600	623,000	6,406,006	0	0	504,190	0	8,605,795
498	**DDGS Handling and Loadout**												
499	DDGS Transfer Electrical (Material)										13,800		
500	DDGS Transfer Electrical (Installation)										14,950		
501	Layout/Engineering				3,158								
502	Excavation					86,300							
503	DDG Building Concrete (inc 10' wall ht)					149,700							
504	Building Materials 85' x 230' x 35' Eave M&L					529,920							
505	Bucket Elevator (L4) 8K BPH, transfer conv, catwalk, bents, tower, piers				148,002								
506	Dump Pit in DDG Building w/ hopper & Conv M&I				78,000								
507	Conveyor to Load Out Bins M&I				44,800								
508	Transfer Conveyors and Ctwks - Dryer to DDG Building M & L				310,000								
509	DDGS Reclaim & Loadout Electrical (Material)										34,500		
510	DDGS Reclaim & Loadout Electrical (Installation)										58,197		
511	Wet Cake Pad Engineering				3,700								
512	Wet Cake Pad Excavating & Concrete					149,600							
514	Wet Cake Pad Building Materials					144,500							
515	Wet Cake Pad Building Erection					48,000							
516	Wet Cake Pad Electrical Materials										69,000		
517	Wet Cake Pad Electrical Installation										41,890		
518	**Total #498 DDGS Drying, Handling and Loadout**	0	0	0	587,660	1,108,020	0	0	0	0	232,337	0	1,928,017
519	**Misc. Process Tanks and Peripherals Equipment (Installation in Line 272)**												
520	Process Condensate Tank TK7601 Ø29'-9 x 38'H 304SS(1)									248,000			
521	Process Condensate Tank Heater, Pump, Dilute Caustic Tank Heater, Pump, CIP Separator and Strainer							98,617					
523	Dilute Caustic Tank TK7602 Ø20'-3 x 24'H 304SS (1)									103,100			
529	**Total #519 Misc. Process Tanks and Peripherals Equipment**	0	0	0	0	0	0	98,617	0	351,100	0	0	449,717
530	**Freight to Site for All Equipment (and Tanks?)**												
531	Equipment Freight							236,359					
532	Tanks Freight (Shop & Field Fab)								16,200	65,000			
533	**Total #530 Freight to Site for All Equipment**	0	0	0	0	0	0	236,359	16,200	65,000	0	0	317,559
540	**Ethanol Storage and Loadout**												

541	Engineering				24,800								
542	Excavating & Concrete					82,800							
544	Electrical Materials										42,242		
545	Electrical Installation										78,609		
546	Product Storage Tanks TK6105-6 Ø52' x 39'H CS (2) (Inc erection) price is for 2									612,107			
547	Ethanol Day Tank TK6101- & TK6102 2 Ø30' x 35'H CS (2) (Inc erection) price is for 2									312,000			
555	Denaturant Tank TK6104 Ø20' x 27'H CS (1)									115,000			
559	Ethanol Loadout Pumps (2), Ethanol Product Filters (2) Ethanol Transfer and Utility Pumps (2) Loadout Skid/meter and Loading Arm							249,172					
567	Process Piping Material											103,803	
568	Process Piping Labor											310,890	
569	Process Piping Ortho's, ISO's, Spool Drawings											10,451	
570	Storage Berm and Concrete					458,000							
572	**Total #540 Liquid Storage Area**	**0**	**0**	**0**	**24,800**	**540,800**	**0**	**249,172**	**0**	**1,039,107**	**120,850**	**425,143**	**2,399,874**
580	**Chemical Addition Systems Tanks & Equipment (Installation in Line 272)**												
581	Urea Tank TK-7705								30,200				
582	Sulfuric Acid Tank TK-7702								58,400				
583	Ammonia Tank TK-7704								31,600				
584	20% Caustic Tank TK-7701								32,300				
585	Alpha Amylase Tank TK-7706								46,900				
586	Gluco Amylase Tank TK-7707								45,100				
587	Urea Tank Agitator, Transfer and Metering Pumps (6 and 1 Spare)					50,800		197,234					
591	**Total #580 Chemical Addition Systems Tanks & Equipment**	**0**	**0**	**0**	**0**	**50,800**	**0**	**197,234**	**244,500**	**0**	**0**	**0**	**492,534**
600	**CO2 Scrubber System Equipment (Installation in Line 272)**												
601	CO2 Scrubber, Packing, and Pump							113,081					
605	**Total #600 CO2 Scrubber System Equipment (Materials)**	**0**	**0**	**0**	**0**	**0**	**0**	**113,081**	**0**	**0**	**0**	**0**	**113,081**
625	**Cooling Tower System Equipment**												
626	Engineering				2,000								
628	Concrete					74,000							
629	Structural (M & L)						30,000						
630	Cooling Tower, Cooling Water Pumps (2 and 1 Spare), Cooling Water Treatment Package, Conductivity Controller							711,629					

635	Electrical Materials & labor										69,000		
636	Wire Cooling Tower Heaters										32,598		
637	Process Piping Material											89,594	
638	Process Piping Labor											118,313	
641	Process Piping Ortho's, ISO's, Spool Drawings											3,858	
642	**Total #625 Cooling Tower System Equipment**	**0**	**0**	**0**	**2,000**	**74,000**	**30,000**	**711,629**	**0**	**0**	**101,598**	**211,765**	**1,130,992**
650	**Air Supply System Equipment (Installation in Line 866)**												
651	Air Compressors (2) Air Dryers (2) Air Receiver							168,832					
655	**Total #650 Air Supply System Equipment**	**0**	**0**	**0**	**0**	**0**	**0**	**168,832**	**0**	**0**	**0**	**0**	**168,832**
675	**Steam Generation System Equipment (Installation in Line 866)**												
676	Boiler Package (2) Boilers							1,399,902					
681	Softened Water Tank TK-7301								58,400				
683	Softened Water Tank Concrete					5,206							
684	**Total #675 Steam Generation System Equipment**	**0**	**0**	**0**	**0**	**5,206**	**0**	**1,399,902**	**58,400**	**0**	**0**	**0**	**1,463,508**
700	**Water Supply System Equipment (Installation in Line 866)**												
703	Well Water Pumps (2), Well Water Pressure Ballast Tank, Backflow Preventer, Safety Showers (5) Pump Seal Water Tank and Cooler, Seal Water Pumps (2)							85,468					
709	**Total #700 Water Supply System Equipment**	**0**	**0**	**0**	**0**	**0**	**0**	**85,468**	**0**	**0**	**0**	**0**	**85,468**
725	**Fire Protection Equipment**												
726	Ahern Lump Sum Price- MPB, Ferm Bldg, Utility /Maintenance Bldg, D.D.E. Bldg											526,370	
727	**Total #725 Fire Protection Equipment**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**526,370**	**526,370**
750	**Process Sumps and Water Collection Equipment (Installation in Line 272)**												
751	Waste Water Collection Tank TK-7901 Ø16.75' x 32'H CS									98,400			
752	Waste Water Collection Tank Concrete					24,200							
753	Waste Water Collection Tank Fill					2,400							
754	Waste Water Collection Tank Pump (5) and Sump Pumps (5)							144,638					
755	**Total #750 Process Sumps and Water Collection Equipment**	**0**	**0**	**0**	**0**	**26,600**	**0**	**144,638**	**0**	**98,400**	**0**	**0**	**269,638**
780	**Safety and Pressure Relief Devices (Installation for all areas)**												
781	Safety and Pressure Relief Devices							124,915					

783	**Total #780 Safety and Pressure Relief Devices**	0	0	0	0	0	0	124,916	0	0	0	0	124,915
790	**Automated and Manual Valves (Installation for all areas)**												
791	Automated and Manual Valves							1,775,212					
793	**Total #790 Automated and Manual Valves**	0	0	0	0	0	0	**1,775,212**	0	0	0	0	1,775,212
800	**Instrumentation and Control System, Including Programming & Commissioning**												
801	Instrumentation and Control System, Including Programming & Commissioning							633,122					
803	**Total # 800 Instrumentation and Control System, Including Programming & Commissioning**	0	0	0	0	0	0	**633,122**	0	0	0	0	633,122
810	**D.D.E. Building**												
811	Engineering				38,000								
813	Excavating & Concrete					217,400							
814	Structural Steel Materials				199,400								
815	Structural Steel Erection (Stairs, Grating, Deck Plate)						308,400						
816	Building Materials (Sheeting & Doors)					115,800							
817	Building Erection (Sheeting & Doors)					181,200							
818	Stairway Materials with Handrails				135,600								
819	Install Vessels						223,100						
820	Floor Grating & Deck Plate Materials				99,300								
822	Electrical Materials										179,400		
823	Electrical Installation										309,513		
824	Process Piping Material											683,996	
825	Process Piping Labor											1,484,487	
827	Process Piping Insulation (M & L)											491,298	
828	Ventilation			52,000									
829	Fire Protection												
830	Process Piping Ortho's, ISO's, Spool Drawings											52,420	
831	**Total #810 D.D.E. Building**	0	0	52,000	472,300	514,400	531,500	0	0	0	488,913	2,712,200	4,771,313
840	**Utility/Maintenance Building**												
841	Engineering				25,000								
843	Excavating & Concrete					100,000							
844	Building Materials (Includes MCC room) 100' X 105' (Materials)					220,000							
845	Building Erection					88,000							

846	Building Heating			12,400									
847	Fire Water Tank Concrete					19,800							
848	Air Conditioning for MCC Rooms			19,100									
849	Utility & Maintenance Bldg Electrical Materials										193,200		
850	Utility & Maintenance Bldg Electrical Installation										340,876		
851	Fire Pump Electrical Materials										27,600		
852	Fire Pump Electrical Installation										29,900		
853	HOH Water Treatment Electrical Materials										27,600		
854	HOH Water Treatment Electrical Installation										39,268		
855	Process Flow Water System (Material)										17,940		
856	Process Flow Water System (Labor)										18,299		
857	Chiller Electrical Materials										98,969		
858	Chiller Electrical Installation										18,616		
859	Process Piping Ortho's, ISO's, Spool Drawings											11,839	
862	Pipe Rack Frame Material				20,500								
863	Install Pipe Racks						8,500						
864	RO Tank								0				
865	Process Piping Material											220,613	
866	Process Piping Labor											503,928	
867	Process Piping Insulation Material											86,066	
869	Fire Water/Process Water Tank EST Ø40' X 42'H, 400,000 Gal									145,000			
872	Office					22,000							
873	Install Equipment, set 2 Boilers						25,000						
874	**Total #840 Utility Building**	0	0	31,500	45,500	449,800	33,500	0	0	145,000	812,268	822,445	2,340,014
900	**Centrifuge Building**												
901	Engineering				18,000								
903	Excavating & Concrete					41,200							
904	Building Materials 52' X 40' X 44' H					126,500							
905	Building Erection					30,600							
906	Electrical Materials										127,733		
907	Electrical Installation										123,460		
908	Centrifuge Stand Material Inc Design				45,000								
909	Centrifuge Stand Installation						36,100						
910	Fab Augers (Centrifuges to Wet Cake + 2 now 4 centrifuges + SS Upcharge) Budget				124,200								
911	Process Piping Material											57,003	
912	Process Piping Labor											183,663	
913	Process Piping Insulation Material											38,733	
915	Building Heating			3,800									

916	Auger Installation				31,800								
917	Process Piping Ortho's, ISO's, Spool Drawings											5,823	
918	5 Ton Bridge Crane			32,000									
919	**Total #900 Centrifuge Building**	0	0	35,800	219,000	198,300	36,100	0	0	0	251,193	285,221	1,025,614
970	**Outside Pipe Racking**												
971	Engineering				23,300								
972	Concrete					85,000							
973	Outside Pipe Racking				289,800								
974	Outside Pipe Racking Labor						86,000						
975	Process Piping Material											530,799	
976	Process Piping Installation											896,061	
977	Process Piping Insulation Material											283,501	
979	Heat Trace Material										138,000		
980	Heat Trace Installation		0								119,600		
981	Process Piping Ortho's, ISO's, Spool Drawings											37,415	
982	**Total #970 Outside Pipe Racking**	0	0	0	313,100	85,000	86,000	0	0	0	257,600	1,747,777	2,489,477
985	**Rail**												
986	Engineering (Antioch)	0	0										
987	Excavating	0	0										
988	Rail Sub Ballast	0	0										
989	Track, Turnouts, Switches, Top Ballast	0	0										
990	**Total #985 Rail and Rail Scale**	0	0	0	0	0	0	0	0	0	0	0	0
													66,427,107
991	**Sub Totals**	0	1,928,285	2,735,465	5,670,307	8,960,886	1,372,600	20,350,000	441,007	5,302,007	7,666,550	12,000,000	66,427,107
992	**Engineering Fees**	0						1,800,000					
993	**Licensing Fees**	0						2,100,000					
994	**General Cost Additions**	0											
995	**General Contingncies (Agra)**	0	0	0	0	0	0	0	0	0	0	0	
996	**Sub Totals**	0	1,928,285	2,735,465	5,670,307	8,960,886	1,372,600	24,250,000	441,007	5,302,007	7,666,550	12,000,000	70,327,107
997												**AGRA Total**	70,327,107
998												**AGRA contractors Fee at 8%**	5,626,169
999												**Total Contract**	75,953,276
												Owner Rail	1,750,000
												AGRA Contingency	4,000,000
												Project Total	81,703,276

*Dirtwork values above are Estimates.

*Concrete Values are estimates and require soil borings and a servey to firm up.

Rail interface/scheduling/engineering tie in will required on AGRA's part will be billed as a change order at cost plus 8%

*Carbon steel was based at ave of $.038/lb and 304 SS at ave of $1.45/lb

Administration Building amount is an estimate.

Builders Risk Insurance is not included. Est amount is $233,110.00

Not Included

Medium Voltage Pad Mount Transformers

Back-Up Generators

Rail

Power to site

Gas to Site

Water Treatment and RO System

AIA® Document A141™ – 2004 Exhibit A

Terms and Conditions

for the following PROJECT:
(Name and location or address)

50 MGPY Undenatured Ethanol Plant
Superior, IA

THE OWNER:
(Name and location)

Superior Ethanol, LLC
c/o Green Plains Renewable Energy, Inc.
7945 W. Sahara Avenue, Suite 107
Las Vegas, NV 89117

THE DESIGN-BUILDER:
(Name and location)

Agra Industries, Inc.
1211 West Water Street
Merrill, WI 54452

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

TABLE OF ARTICLES

ARTICLE A.1 GENERAL PROVISIONS

§ A.1.1 BASIC DEFINITIONS

§ A.1.1.1 THE DESIGN-BUILD DOCUMENTS

The Design-Build Documents are identified in Section 1.1 of the Agreement.

§ A.1.1.2 PROJECT CRITERIA

The Project Criteria are identified in Section 8.1.3 of the Agreement and may describe the character, scope, relationships, forms, size and appearance of the Project, materials and systems and, in general, their quality levels, performance standards, requirements or criteria, and major equipment layouts.

§ A.1.1.3 ARCHITECT

The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and having a direct contract with the Design-Builder to perform design services for all or a portion of the Work, and is referred to throughout the Design-Build Documents as if singular in number. The term "Architect" means the Architect or the Architect's authorized representative.

§ A.1.1.4 CONTRACTOR

A Contractor is a person or entity, other than the Architect, that has a direct contract with the Design-Builder to perform all or a portion of the construction required in connection with the Work. The term "Contractor" is referred to throughout the Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor. The term "Contractor" does not include a separate contractor, as defined in Section A.6.1.2, or subcontractors of a separate contractor. The prime Contractor shall be Design-Builder.

§ A.1.1.5 SUBCONTRACTOR

A Subcontractor is a person or entity who has a direct contract with a Contractor to perform a portion of the construction required in connection with the Work at the site. The term "Subcontractor" is referred to throughout the Design-Build Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.

§ A.1.1.6 THE WORK

(Paragraph deleted)

The Work shall include all design and engineering services, construction services, supervision, administrative services, coordination of all Subcontractors, including coordination with Subcontractors and consultants of Owner, tests, inspections, and other items that are necessary or appropriate for the finishing, equipping and functioning of the facilities and structures, together with all additional collateral and incidental work and services required for the completion of the construction and services required by the Design-Build Documents (the "Work"). The Design-Builder shall use its professional efforts to subcontract for all of the materials, labor, equipment and services necessary to perform the Work or shall self-perform the Work. As part of the Work, the Design-Builder shall furnish and assume full responsibility for everything required for the orderly progress and proper execution and completion of the Work in accordance with the requirements of the Design-Build Documents, whether temporary or permanent and whether or not incorporated into the Work including, but not limited to, materials, equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel, power, light, heat, transportation, telephone, water, sanitary facilities, temporary facilities, utilities and all other facilities and incidentals. With respect to temporary or permanent facilities, the Design-Builder shall contact and cooperate with any applicable local, state or federal entities having jurisdiction over such facilities, including, but not limited to public or private utility companies in the location and shall, as necessary, upgrade such facilities.

§ A.1.1.7 THE PROJECT

The Project is the total design and construction of which the Work performed under the Design-Build Documents may be the whole or a part, and which may include design and construction by the Owner or by separate contractors.

§ A.1.1.8 NEUTRAL

The Neutral is the individual appointed by the parties to decide Claims and disputes pursuant to Section A.4.2.1.

§ A.1.1.8.1 "Architect" shall have the meaning set forth in Section 2.1.3 of the Agreement.

§ **A.1.1.8.2** "Construction Schedule" shall have the meaning set forth in Section A.3.9 of the Terms and Conditions.

§ **A.1.1.8.3** "Contract Sum" shall have the meaning set forth in Section 4.1 of the Agreement.

§ **A.1.1.8.4** "Excusable Events of Delay" shall have the meaning set forth in Section A.8.3 of the Terms and Conditions.

§ **A.1.1.8.5** "Terms and Conditions" shall have the meaning set forth in Section 1 of the Agreement.

§ **A.1.1.8.6** "Guaranteed Maximum Price" shall have the meaning set forth in Section 4.4.3 of the Agreement and may also be referred to as "GMP."

§ **A.1.1.8.7** "Hazardous Materials" shall have the meaning set forth in Section A.3.17.4 of the Terms and Conditions.

§ **A.1.1.8.8** "Law" or "Laws" shall mean any and all applicable laws, rules, regulations, ordinances, codes, and/or orders, judgments or decrees of federal, state, department, city or local governments, courts or tribunals and any other governmental entity having jurisdiction over the Project in force at the time the Agreement is executed and as amended to the extent that such amendment was reasonably foreseeable to the Design-Builder at the time the Agreement was executed.

§ **A.1.1.8.9** "Milestone Dates " shall have the meaning set forth in Section A.3.9.1 of the Terms and Conditions.

§ **A.1.1.8.10** "Personnel" shall have the meaning set forth in Section A.3.3.1 of the Terms and Conditions.

§ **A.1.1.8.11** "Site" or "Project Site" means the space available to the Design-Builder for performance of the Work, either exclusively or in conjunction with others performing other Work as part of the Project. The extent of the Site is shown on the Drawings.

§ **A.1.1.8.12** "Schedule of Values" shall have the meaning set forth in Section A.9.2.1 of the Terms and Conditions and Section 4.4.3.1 of the Agreement.

§ **A.1.1.8.13** "Subcontract" shall mean the written agreement between the Design-Builder and Subcontractor to perform any portion of the Work.

§ **A.1.1.8.14** "Subcontractor" shall have the meaning set forth in Section A.1.1.5 of the Terms and Conditions.

§ **A.1.1.8.15** "Substantial Completion" or "Substantially Complete" shall have the meaning set forth in Section A.9.8 of the Terms and Conditions.

§ A.1.2 COMPLIANCE WITH APPLICABLE LAWS

§ **A.1.2.1** If the Design-Builder believes that implementation of any instruction received from the Owner would cause a violation of any applicable law, statute, ordinance, building code, rule or regulation, the Design-Builder shall notify the Owner in writing. Neither the Design-Builder nor any Contractor or Architect shall be obligated to perform any act which they believe will violate any applicable law, ordinance, rule or regulation.

§ **A.1.2.2** The Design-Builder shall be entitled to rely on the completeness and accuracy of the information contained in the Project Criteria, but not that such information complies with applicable laws, regulations and codes, which shall be the obligation of the Design-Builder to determine. In the event that a specific requirement of the Project Criteria conflicts with applicable laws, regulations and codes, the Design-Builder shall furnish Work which complies with such laws, regulations and codes. In such case, the Owner shall issue a Change Order to the Design-Builder unless the Design-Builder recognized such non-compliance prior to execution of this Agreement and failed to notify the Owner.

§ A.1.3 CAPITALIZATION
§ A.1.3.1 Terms capitalized in these Terms and Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to sections in the document, or (3) the titles of other documents published by the American Institute of Architects.

§ A.1.4 INTERPRETATION
§ A.1.4.1 In the interest of brevity, the Design-Build Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ A.1.4.2 Unless otherwise stated in the Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.

§ A.1.5 EXECUTION OF THE DESIGN-BUILD DOCUMENTS
§ A.1.5.1 The Design-Build Documents shall be signed by the Owner and Design-Builder.

§ A.1.5.2 Execution of the Design-Build Contract by the Design-Builder is a representation that the Design-Builder has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Design-Build Documents.

§ A.1.6 OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA
§ A.1.6.1 Drawings, specifications, and other documents including those in electronic form, prepared by the Architect and furnished by the Design-Builder are Instruments of Service. The Design-Builder, Design-Builder's Architect and other providers of professional services individually shall retain all common law, statutory and other reserved rights, including copyright in those Instruments of Services furnished by them. Drawings, specifications, and other documents and materials and electronic data are furnished for use solely with respect to this Project.

§ A.1.6.2 Upon execution of the Design-Build Contract, the Design-Builder grants to the Owner a non-exclusive license to reproduce and use the Instruments of Service solely in connection with the Project, including the Project's further development or repair by the Owner and others retained by the Owner for such purposes, provided that the Owner shall comply with all obligations, including prompt payment of sums when due, under the Design-Build Documents. Subject to the Owner's compliance with such obligations, such license shall extend to those parties retained by the Owner for such purposes, including other design professionals. The Design-Builder shall obtain similar non-exclusive licenses from its design professionals, except for Delta-T Corp., including the Architect. The Owner shall not otherwise assign or transfer any license herein to another party without prior written agreement of the Design-Builder, not to be unreasonably withheld. Any unauthorized reproduction or use of the Instruments of Service by the Owner or others shall be at the Owner's sole risk and expense without liability to the Design-Builder and its design professionals. Except as provided in Section A.1.6.4, termination of this Agreement prior to completion of the Design-Builder's services to be performed under this Agreement shall terminate this license.

§ A.1.6.3 Prior to any electronic exchange by the parties of the Instruments of Service or any other documents or materials to be provided by one party to the other, the Owner and the Design-Builder shall agree in writing on the specific conditions governing the format thereof, including any special limitations or licenses not otherwise provided in the Design-Build Documents.

§ A.1.6.4 If this Agreement is terminated for any reason other than the default of the Owner, each of the Design-Builder's design professionals, including the Architect, shall be contractually required to convey to the Owner a non-exclusive license to use that design professional's Instruments of Service for the completion, use and maintenance of the Project, conditioned upon the Owner's written notice to that design professional of the Owner's assumption of the Design-Builder's contractual duties and obligations to that design professional and payment to that design professional of all amounts due to that design professional and its consultants. If the Owner does not assume the remaining duties and obligations of the Design-Builder to that design professional under this Agreement, then the Owner shall indemnify and hold harmless that design professional from all claims and any expense, including legal fees, which that design professional shall thereafter incur by reason of the Owner's use of such Instruments of Service. The Design-Builder shall incorporate the requirements of this Section A.1.6.4 in all agreements with its design professionals.

§ A.1.6.4.1 Design-Builder hereby conditionally assigns to Owner all rights, title, and interest of Design-Builder to all subcontracts and material contracts (the "Subcontract Assignment"). The Owner may enforce the Subcontract Assignment and elect to assume all or any of such subcontracts upon a default by Design-Builder hereunder or upon the termination of this Agreement by Owner in the manner allowed hereunder. Design-Builder shall incorporate within all subcontracts the consent of the Subcontractor to the foregoing assignment to the extent that such subcontracts were not executed prior to the execution of the Agreement.

§ A.1.6.5 Submission or distribution of the Design-Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section A.1.6.1.

ARTICLE A.2 OWNER

§ A.2.1 GENERAL

§ A.2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term "Owner" means the Owner or the Owner's authorized representative. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the Owner's approval or authorization. The Owner shall render decisions in a timely manner and in accordance with the Design-Builder's schedule submitted to the Owner.

§ A.2.1.2 The Owner shall furnish to the Design-Builder within 15 days after receipt of a written request information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner's interest therein.

§ A.2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER

§ A.2.2.1 Information or services required of the Owner by the Design-Build Documents shall be furnished by the Owner with reasonable promptness. Any other information or services relevant to the Design-Builder's performance of the Work under the Owner's control shall be furnished by the Owner after receipt from the Design-Builder of a written request for such information or services.

§ A.2.2.2 The Owner shall be responsible to provide surveys, if not required by the Design-Build Documents to be provided by the Design-Builder, describing physical characteristics, legal limitations, and utility locations for the site of this Project, and a written legal description of the site to the extent requested by Design-Builder. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restriction, boundaries, and contours of the site; locations, dimensions, and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

§ A.2.2.3 The Owner shall provide, to the extent available to the Owner and if not required by the Design-Build Documents to be provided by the Design-Builder, the results and reports of prior tests, inspections or investigations conducted for the Project involving structural or mechanical systems, chemical, air and water pollution, hazardous materials or environmental and subsurface conditions and information regarding the presence of pollutants at the Project site.

§ A.2.2.4 The Owner may obtain independent review of the Design-Builder's design, construction and other documents by a separate architect, engineer, and contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

§ A.2.2.5 The Owner shall cooperate with the Design-Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is excluded from the responsibility of the Design-Builder under the Design-Build Documents.

§ **A.2.2.6** The services, information, surveys and reports required to be provided by the Owner under Section A.2.2, shall be furnished at the Owner's expense, and the Design-Builder shall be entitled to rely upon the accuracy and completeness thereof, except as otherwise specifically provided in the Design-Build Documents or to the extent the Owner advises the Design-Builder to the contrary in writing.

§ **A.2.2.7** If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Design-Build Documents, the Owner shall give prompt written notice thereof to the Design-Builder. Design-Builder shall be under no duty or obligation to inspect or investigate, but if Design-Builder has actual knowledge of a fault or defect in the Work or nonconformity with the Design-Build Documents, the Design-Builder shall provide written notice thereof to Owner.

§ **A.2.2.8** The Owner shall, at the request of the Design-Builder, prior to execution of the Design-Build Contract and promptly upon request thereafter, furnish to the Design-Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Design-Build Documents.

§ **A.2.2.9** The Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder, unless otherwise directed by the Design-Builder.

§ **A.2.2.10** The Owner shall furnish the services of geotechnical engineers or other consultants, if not required by the Design-Build Documents to be provided by the Design-Builder, for subsoil, air and water conditions when such services are deemed reasonably necessary by the Design-Builder to properly carry out the design services provided by the Design-Builder and the Design-Builder's Architect. Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

§ **A.2.2.11** The Owner shall promptly obtain easements, zoning variances, and legal authorizations regarding site utilization where essential to the execution of the Owner's program.

§ A.2.3 OWNER REVIEW AND INSPECTION

§ **A.2.3.1** The Owner shall review and approve or take other appropriate action upon the Design-Builder's submittals, including but not limited to design and construction documents, required by the Design-Build Documents, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Design-Build Documents. The Owner's action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Design-Builder or separate contractors. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents. Submittals shall include all reasonable information Design-Builder, in its discretion, deems necessary for Owner to take action, including all costs and time periods. Owner may request reasonable additional information it deems necessary.

§ **A.2.3.2** Upon review of the design documents, construction documents, or other submittals required by the Design-Build Documents, the Owner shall take one of the following actions:

- **.1** Determine that the documents or submittals are in conformance with the Design-Build Documents and approve them.
- **.2** Determine that the documents or submittals are in conformance with the Design-Build Documents but request changes in the documents or submittals which shall be implemented by a Change in the Work.
- **.3** Determine that the documents or submittals are not in conformity with the Design-Build Documents and reject them.
- **.4** Determine that the documents or submittals are not in conformity with the Design-Build Documents, but accept them by implementing a Change in the Work.
- **.5** Determine that the documents or submittals are not in conformity with the Design-Build Documents, but accept them and request changes in the documents or submittals which shall be implemented by a Change in the Work.

§ **A.2.3.3** The Design-Builder shall submit to the Owner for the Owner's approval, pursuant to Section A.2.3.1, any proposed change or deviation to previously approved documents or submittals. The Owner shall review each proposed change or deviation to previously approved documents or submittals which the Design-Builder submits to the Owner for the Owner's approval with reasonable promptness in accordance with Section A.2.3.1 and shall make one of the determinations described in Section A.2.3.2.

§ **A.2.3.4** Notwithstanding the Owner's responsibility under Section A.2.3.2, the Owner's review and approval of the Design-Builder's documents or submittals shall not relieve the Design-Builder of responsibility for compliance with the Design-Build Documents unless a) the Design-Builder has notified the Owner in writing of the deviation prior to approval by the Owner or, b) the Owner has approved a Change in the Work reflecting any deviations from the requirements of the Design-Build Documents.

§ **A.2.3.5** The Owner may visit the site to keep informed about the progress and quality of the portion of the Work completed. However, the Owner shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. Visits by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quantity or quality of the Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Design-Builder's rights and responsibilities under the Design-Build Documents, except as provided in Section A.3.3.7.

§ **A.2.3.6** The Owner shall not be responsible for the Design-Builder's failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of and will not be responsible for acts or omissions of the Design-Builder, Architect, Contractors, or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.

§ **A.2.3.7** The Owner may reject Work that does not conform to the Design-Build Documents. Whenever the Owner considers it necessary or advisable, the Owner shall have authority to require inspection or testing of the Work in accordance with Section A.13.5.2, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder, the Architect, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ **A.2.3.8** The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and the Design-Builder agree to in writing.

§ **A.2.3.9** The Owner shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion.

§ A.2.4 OWNER'S RIGHT TO STOP WORK

§ **A.2.4.1** If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Design-Build Documents as required by Section A.12.2 or persistently fails to carry out Work in accordance with the Design-Build Documents, the Owner may, after fourteen (14) days written notice to Design-Builder, issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section A.6.1.3.

§ A.2.5 OWNER'S RIGHT TO CARRY OUT THE WORK

§ **A.2.5.1** If the Design-Builder defaults or neglects to carry out the Work in accordance with the Design-Build Documents and fails within a fourteen (14) day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such fourteen (14) day period, or such extension agreed to in writing between the parties, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable cost of correcting such deficiencies. If payments due the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

ARTICLE A.3 DESIGN-BUILDER

§ A.3.1 GENERAL

§ A.3.1.1 The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The Design-Builder may be an architect or other design professional, a construction contractor, a real estate developer or any other person or entity legally permitted to do business as a design-builder in the location where the Project is located. The term "Design-Builder" means the Design-Builder or the Design-Builder's authorized representative. The Design-Builder's representative is authorized to act on the Design-Builder's behalf with respect to the Project, and Design-Builder accepts liability for all such authorized representatives.

§ A.3.1.2 The Design-Builder shall perform the Work in accordance with the Design-Build Documents.

§ A.3.2 DESIGN SERVICES AND RESPONSIBILITIES

§ A.3.2.1 When applicable law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through the performance of qualified persons or entities duly licensed to practice their professions. The Owner understands and agrees that the services performed by the Design-Builder's Architect and the Design-Builder's other design professionals and consultants are undertaken and performed in the sole interest of and for the exclusive benefit of the Design-Builder.

§ A.3.2.2 The agreements between the Design-Builder and Architect or other design professionals identified in the Agreement, and in any subsequent Modifications, shall be in writing. These agreements, including services and financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon the Owner's written request.

§ A.3.2.3 The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder's employees, Architect, Contractors, Subcontractors and their agents and employees, and other persons or entities, including the Architect and other design professionals, performing any portion of the Design-Builder's obligations under the Design-Build Documents.

§ A.3.2.4 The Design-Builder shall carefully study and compare the Design-Build Documents, materials and other information provided by the Owner pursuant to Section A.2.2, (i) to establish construction means, methods, techniques, sequences or procedures; (ii) to establish safety precautions and programs in connection with the Work; and (iii) to identify and obtain all permits or other approvals from governmental authorities required to perform the Work. Costs of any such permits are at Owner's expense, unless provided for by Design-Build Contractor. Design-Builder shall also take field measurements of any existing conditions related to the Work, shall observe any conditions at the site affecting the Work, and report promptly to the Owner any errors, inconsistencies or omissions discovered.

§ A.3.2.5 The Design-Builder shall provide to the Owner for Owner's written approval design documents sufficient to establish the size, quality and character of the Project; its architectural, structural, mechanical and electrical systems; and the materials and such other elements of the Project to the extent required by the Design-Build Documents. Deviations, if any, from the Design-Build Documents shall be disclosed in writing, and the Documents shall be in sufficient detail for use by Owner.

§ A.3.2.6 Upon the Owner's written approval of the design documents submitted by the Design-Builder, the Design-Builder shall provide construction documents for review and written approval by the Owner. The construction documents shall set forth in detail the requirements for construction of the Project. The construction documents shall include drawings and specifications that establish the quality levels of materials and systems required. Deviations, if any, from the Design-Build Documents shall be disclosed in writing. Construction documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

- **.1** be consistent with the approved design documents;
- **.2** provide information for the use of those in the building trades; and
- **.3** include documents customarily required for regulatory agency approvals.

§ A.3.2.7 The Design-Builder shall meet with the Owner periodically to review progress of the design and construction documents.

§ A.3.2.8 Upon the Owner's written approval of construction documents, the Design-Builder, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ A.3.2.9 The Design-Builder shall obtain from each of the Design-Builder's professionals and furnish to the Owner certifications with respect to the documents and services provided by such professionals (a) that, to the best of their knowledge, information and belief, the documents or services to which such certifications relate (i) are consistent with the Project Criteria set forth in the Design-Build Documents, except to the extent specifically identified in such certificate, (ii) comply with applicable professional practice standards, and (iii) comply with applicable laws, ordinances, codes, rules and regulations governing the design of the Project; and (b) that the Owner and its consultants shall be entitled to rely upon the accuracy of the representations and statements contained in such certifications.

§ A.3.2.10 If the Owner requests the Design-Builder, the Architect or the Design-Builder's other design professionals to execute certificates other than those required by Section A.3.2.9, the proposed language of such certificates shall be submitted to the Design-Builder, or the Architect and such design professionals through the Design-Builder, for review and negotiation at least 14 days prior to the requested dates of execution. Neither the Design-Builder, the Architect nor such other design professionals shall be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of their respective agreements with the Owner or Design-Builder.

§ A.3.3 CONSTRUCTION

§ A.3.3.1 The Design-Builder shall perform no construction Work prior to the Owner's review and approval of the construction documents. The Design-Builder shall perform no portion of the Work for which the Design-Build Documents require the Owner's review of submittals, such as Shop Drawings, Product Data and Samples, until the Owner has approved each submittal.

§ A.3.3.2 The construction Work shall be in accordance with approved submittals, except that the Design-Builder shall not be relieved of responsibility for deviations from requirements of the Design-Build Documents by the Owner's approval of design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals unless the Design-Builder has specifically informed the Owner in writing of such deviation at the time of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Design-Builder shall not be relieved of responsibility for errors or omissions in design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals by the Owner's approval thereof.

§ A.3.3.3 The Design-Builder shall direct specific attention, in writing or on resubmitted design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Owner on previous submittals. In the absence of such written notice, the Owner's approval of a resubmission shall not apply to such revisions.

§ A.3.3.4 When the Design-Build Documents require that a Contractor provide professional design services or certifications related to systems, materials or equipment, or when the Design-Builder in its discretion provides such design services or certifications through a Contractor, the Design-Builder shall cause professional design services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professionals, if prepared by others, shall bear such design professional's written approval. The Owner shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

§ A.3.3.5 The Design-Builder shall be solely responsible for and have control over all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Design-Build Documents. Such responsibility shall include any items not specifically referenced in the Design-Build

documentation but considered as usual and customary in the functional operation of the Design-Build components of the plant.

§ A.3.3.6 Design-Builder shall organize and arrange for attendance at periodic progress meetings to discuss matters pertaining to the performance of the Work, including, without limitation, procedures, progress, problems and scheduling. Such meetings shall be held as frequently as Owner reasonably requires, but no less often than every other week. Design-Builder shall record the minutes of each meeting and shall deliver to Owner and each other entity that attended the meeting or is affected by the results thereof, a copy of the minutes of such meeting not later than three (3) business days after the date of such meeting. Design-Builder shall furnish a competent and adequate staff as necessary for the proper administration, coordination, supervision and superintendence of the Work; organize the procurement of all materials and equipment so that they will be available at the time they are needed for the Work; and keep an adequate force of skilled workers on the job to complete the Work in accordance with all requirements of the Design-Build Documents.

§ A.3.3.6.1 Design-Builder will provide industry standard start-up services to Owner, including electrical and instrumentation checkout, and at least two (2) weeks of onsite training for Owner's employees, with all training costs associated with training to be provided without cost, provided that Owner will be responsible for all travel, room and board, and wages of its employees during the training session. Design-Builder and its Contractor will provide at least two (2) technically skilled persons to lead the Owner during the initialization and start-up of the plant, and these personnel will remain onsite until all performance testing is completed and Performance Standards are met or as otherwise provided herein. Design-Builder and its Contractor will provide an additional one (1) month of onsite support following Substantial Completion and up to six (6) months of offsite technical support following plant start-up. Design-Builder and its Contractor will deliver all manuals, instructions, and other written materials and warranties available from all equipment manufacturers and suppliers/vendors of equipment.

§ A.3.3.7 Design-Builder's Personnel

§ A.3.3.7.1 Design-Builder shall furnish a competent and adequate staff as necessary for the proper administration, coordination, supervision and superintendence of the Work; organize the procurement of all materials and equipment so that they will be available at the time they are needed for the Work; and keep an adequate force of skilled workers on the job to complete the Work in accordance with all requirements of the Design-Build Documents.

§ A.3.3.7.2 Design-Builder's project manager shall have full responsibility for the execution of the Work, with full authority on behalf of Design-Builder to act in all matters as necessary for the proper coordination, direction and technical administration of the Work and shall attend meetings at such place or places as shall be decided by the Owner in order to render reports on the progress of the Work.

§ A.3.3.7.3 Supervisory members of Design-Builder's staff, including, but not limited to the project manager and all other persons listed on Schedule A.3.3.7.3 (the "Personnel"), shall not be changed, nor shall their duties, level of effort, or responsibilities with respect to the Project be changed or diminished without the consent of Owner unless such person leaves the employ of Design-Builder, in which event the substitute must first be approved in writing by Owner. Without limitation of the foregoing, Design-Builder agrees that Design-Builder will change any of the members of its staff at the request of Owner if, in Owner's reasonable opinion, such person's performance does not equal or exceed the level of competence which may be expected of a person performing such duties on behalf of a fully competent, first-class Design-Builder, or if the acts or omissions of such person are detrimental to the progress of the Work.

§ A.3.3.7.4 Design-Builder shall provide qualified personnel acceptable to Owner who shall, among other things, be responsible for coordinating the architectural, structural, mechanical and electrical shop drawings and details for various trades or divisions of the Work related to the Design-Builder's Work; checking for any conflict or interference of the Work of one division or trade with another.

§ A.3.3.8 The Design-Builder shall supervise and direct the Work, with the reasonable skill and care normally exercised by other like Contractors under similar circumstances. If the Design-Build Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Design-Builder shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Design-Builder determines that such

means, methods, techniques, sequences or procedures may not be safe, the Design-Builder shall give timely written notice to the Owner and shall not proceed with that portion of the Work without further written instructions from the Owner. If the Design-Builder is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Design-Builder, the Owner shall be solely responsible for any resulting loss or damage.

§ A.3.3.9 The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ A.3.4 LABOR AND MATERIALS
§ A.3.4.1 Unless otherwise provided in the Design-Build Documents, the Design-Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

§ A.3.4.2 When a material is specified in the Design-Build Documents, the Design-Builder may make Substitutions only with the consent of the Owner and, if appropriate, in accordance with a Change Order.

§ A.3.4.2.1 A Substitution is a material variance from the strict compliance with the Design-Build Documents. In addition to any other requirements set forth in the Design-Build Documents, the Design-Builder shall identify in writing to the Owner any and all Substitutions that it may propose and provide to the Owner in connection therewith:

- **.1** A written complete description of the Substitution, and as appropriate, Drawings, Specifications or Submittals;
- **.2** A written description of how the proposed Substitution affects other portions of the Work;
- **.3** A written description of how the Substitution will affect and impact the cost of the maintenance or long term use and operation of the Project.
- **.4** Identification of all direct and indirect costs of making the Substitution;
- **.5** Identification of the benefits to the Work or the Project.
- **.6** How making the Substitution will affect the Construction Schedule or the scheduled dates of Substantial Completion.

§ A.3.4.2.2 The Owner will be the sole judge of the acceptability of the Substitution. Any acceptance shall be in writing and signed by Owner and Design-Builder before coming effective. The Owner shall accept or reject any Substitution within five (5) days of receipt of the written description from Design-Builder. If Design-Builder does not receive any such acceptance or rejection within the five (5) day period, Design-Builder shall consider that a rejection and not include the Substitution.

§ A.3.4.2.3 The Design-Builder shall certify that the Substitution will not result in: (i) an increase in Cost of the Work; (ii) an increase in the Contract Time or a change in the Construction Schedule, unless otherwise agreed upon by Owner.

§ A.3.4.3 The Design-Builder shall enforce strict discipline and good order among the Design-Builder's employees and other persons carrying out the Design-Build Contract. The Design-Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

§ A.3.5 WARRANTY
§ A.3.5.1 The Design-Builder warrants to the Owner that materials and equipment furnished under the Design-Build Documents will be of good quality and new unless otherwise required or permitted by the Design-Build Documents, that the Work will be free from defects not inherent in the quality required or permitted by law or otherwise, and that the Work will conform to the requirements of the Design-Build Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Design-Builder's warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Owner, the Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

§ A.3.5.1.1 At Substantial Completion of the Work, Design-Builder shall submit to the Owner a written certificate to the Owner setting forth the foregoing warranty in form and substance acceptable to Owner.

§ A.3.5.1.2 Design-Builder agrees that the warranties provided for in Subparagraph A.3.5.1 and elsewhere in this Contract shall be assignable by Owner to any interested parties by written notice to Design-Builder, but without obtaining Design-Builder's consent to such assignments; provided, however that Design-Builder agrees that no assignment shall be necessary to cause any warranty or guarantee to inure to the benefit of and be enforceable directly by Owner and Owner's successors and assigns.

§ A.3.5.1.3 At Substantial Completion of the Work, Design-Builder shall assign to Owner all of the warranties of any Subcontractors and Contractors and for any equipment.

§ A.3.6 TAXES

§ A.3.6.1 The Design-Builder shall pay all usual and customary sales, consumer, use and similar taxes on on-site consumables, equipment, etc., for the Work provided by the Design-Builder which had been legally enacted on the date of the Agreement, whether or not yet effective or merely scheduled to go into effect, as part of the GMP for construction of the Facility with the provision that Design-Builder's fee will not be charged on these taxes.

§ A.3.7 PERMITS, FEES AND NOTICES

§ A.3.7.1 The Design-Builder shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are customarily secured after execution of the Design-Build Contract and which were legally required on the date the Owner accepted the Design-Builder's proposal.

§ A.3.7.2 The Design-Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

§ A.3.7.3 It is the Design-Builder's responsibility to ascertain that the Work is in accordance with applicable laws, ordinances, codes, rules and regulations.

§ A.3.7.4 If the Design-Builder performs Work contrary to applicable laws, ordinances, codes, rules and regulations, the Design-Builder shall assume responsibility for such Work and shall bear the costs attributable to correction.

§ A.3.8 ALLOWANCES

§ A.3.8.1 The Design-Builder shall include in the Contract Sum all allowances stated in the Design-Build Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ persons or entities to which the Design-Builder has reasonable objection.

§ A.3.8.2 Unless otherwise provided in the Design-Build Documents:

.1 allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2 Design-Builder's costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances; and

.3 whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section A.3.8.2.1 and (2) changes in Design-Builder's costs under Section A.3.8.2.2.

§ A.3.8.3 Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

§ A.3.9 DESIGN-BUILDER'S SCHEDULE

(Paragraph deleted)

§ A.3.9.1 The Design-Builder, promptly after execution of the Design-Build Contract (but in no event later than thirty (30) days thereafter), and based on the latest approved Preliminary Project Schedule, shall prepare and submit for the Owner's review and written approval, a detailed schedule for the Work.

§ A.3.9.1.2 Progress in Accordance with the Construction Schedule. The Design-Builder shall prosecute the Work, and shall cause all Subcontractors to prosecute the Work, so that the portion of the Work completed at any point in time shall be not less than as required by the Construction Schedule and its stated Milestone Dates.

§ A.3.9.1.3 Updated Construction Schedules. The Design-Builder shall submit updated Construction Schedules when the Design-Builder determines there has been a material change in Construction Schedule at the weekly progress meeting. When events of delay have impacted tasks or activities not on the critical path for completion of Work by a Milestone Date as shown on the prior month's updated Construction Schedule, changes shall be shown accordingly. Any change to the Construction Schedule ordered by Change Order shall also be shown. Any change of the Construction Schedule's critical path for completion of Work shall be compared with the original Construction Schedule.

§ A.3.9.1.4 Project Float. "Float" is defined as the amount of time between the earliest start date and the latest start date of an activity or chain of activities on the Critical Path Method (CPM) Construction Schedule. Any Float contained in the Construction Schedule or updated Construction Schedules is not for the exclusive use of either the Design-Builder or the Owner and is for the benefit of the Project. Extensions of time for performance of the Work as permitted by the terms of this Agreement will be granted only to the extent that equitable time adjustments to the affected activity or activities exceed the total Float along the affected critical path(s) of the currently updated Construction Schedule at the time of the occurrence of the delaying event.

§ A.3.9.2 The Design-Builder shall prepare and keep current a schedule of submittals required by the Design-Build Documents.

§ A.3.9.3 The Design-Builder shall perform the Work in general accordance with the most recent schedules submitted to the Owner.

§ A.3.10 DOCUMENTS AND SAMPLES AT THE SITE

§ A.3.10.1 The Design-Builder shall maintain at the site for the Owner one record copy of all of the drawings, specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be delivered to the Owner upon completion of the Work.

§ A.3.11 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

§ A.3.11.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Design-Builder or a Contractor, Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

§ A.3.11.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Design-Builder to illustrate materials or equipment for some portion of the Work.

§ A.3.11.3 Samples are physical examples that illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

§ A.3.11.4 Shop Drawings, Product Data, Samples and similar submittals are not Design-Build Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Design-Build Documents the way by which the Design-Builder proposes to conform to the Design-Build Documents.

§ A.3.11.5 The Design-Builder shall review for compliance with the Design-Build Documents and approve and submit to the Owner only those Shop Drawings, Product Data, Samples and similar submittals required by the

Design-Build Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.

§ A.3.11.6 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Design-Builder represents that the Design-Builder has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Design-Build Documents.

§ A.3.12 USE OF SITE
§ A.3.12.1 The Design-Builder shall confine operations at the site to areas permitted by law, ordinances, permits and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.

§ A.3.12.2 Before any construction commences, Design-Builder shall take reasonable steps to safeguard invitees, guests, or the general public at large from personal injury and property damage arising as a result of work activities taking place at the Project.

§ A.3.13 CUTTING AND PATCHING
§ A.3.13.1 The Design-Builder shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

§ A.3.13.2 The Design-Builder shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction or by excavation. The Design-Builder shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Design-Builder shall not unreasonably withhold from the Owner or a separate contractor the Design-Builder's consent to cutting or otherwise altering the Work.

§ A.3.14 CLEANING UP
§ A.3.14.1 At all times, the Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Design-Build Contract. At completion of the Work, the Design-Builder shall remove from and about the Project waste materials, rubbish, the Design-Builder's tools, construction equipment, machinery and surplus materials.

§ A.3.14.2 If the Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and the cost thereof shall be charged to the Design-Builder.

§ A.3.15 ACCESS TO WORK
§ A.3.15.1 The Design-Builder shall provide the Owner access to the Work in preparation and progress wherever located.

§ A.3.16 ROYALTIES, PATENTS AND COPYRIGHTS
§ A.3.16.1 The Design-Builder shall pay all royalties and license fees. The Design-Builder shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required or where the copyright violations are contained in drawings, specifications or other documents prepared by or furnished to the Design-Builder by the Owner. However, if the Design-Builder has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Design-Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

§ A.3.17 INDEMNIFICATION
§ A.3.17.1 To the fullest extent permitted by law, the Design-Builder shall indemnify and hold harmless the Owner, Owner's consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property other than the Work itself, but only to the extent caused by the negligent acts or omissions of the Design-Builder, Architect, a Contractor, a Subcontractor, anyone directly or indirectly

employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section A.3.17.

§ A.3.17.2 In claims against any person or entity indemnified under this Section A.3.17 by an employee of the Design-Builder, the Architect, a Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section A.3.17.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design-Builder, the Architect or a Contractor or a Subcontractor under workers' compensation acts, disability benefit acts or other employee benefit acts.

§ A.3.17.3 Without limiting the generality of the foregoing, the defense and indemnity obligations set forth in this Paragraph 3.17 or elsewhere in this Agreement shall survive the expiration or termination of this Agreement for one (1) year.

§ A.3.17.4 The Design-Builder shall (i) defend, indemnify and hold harmless the Owner from and against any and all actual liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, fines and expenses, including without limitation reasonable attorneys' fees, and clean-up costs, to the extent arising out of the generation, storage, treatment, handling, transportation, disposal or release by the Design-Builder or any entity for whom the Design-Builder is responsible of any Hazardous Material brought onto the Project Site by the Design-Builder, its Subcontractors, Sub-subcontractors or anyone for whom the Design-Builder is legally liable in violation of any applicable Laws or the requirements of the Design-Build Documents regarding Hazardous Materials and (ii) shall with reasonable promptness remove or cause the removal of such Hazardous Materials from the Project Site or otherwise remediate such condition, in each case in accordance with applicable Laws. The foregoing obligations shall survive the expiration or termination of the Agreement.

.1 "Hazardous Material" means: (i) "hazardous substance", as defined by the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. §9601 et seq.; (ii) "hazardous wastes", as defined by the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §6902 et seq.; (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable Law (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous toxic or dangerous waste, substance or material, all as amended or hereafter amended; (iv) more than 100 gallons of crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source special nuclear or by-product material as defined at 42 U.S.C. §2011 et seq.; as amended or hereafter amended; and (vi) asbestos in any form or condition.

§ A.3.17.5 After the start of construction, Design-Builder shall submit to Owner monthly progress reports ("Progress Reports"). Such Progress Report shall be submitted to the Owner on forms mutually approved by Owner and the Owner with each Application for Payment. Such monthly reports shall include, but not be necessarily limited to: (i) an updated Construction Progress Schedule; (ii) a cost report, including a current reconciliation of the Contract Contingency Amount, a description of the amounts committed against allowances, and whether Subcontracts exceed or are less than anticipated in the Schedule of Values; (iii) a report of all Subcontractor change orders and pending claims; (iv) a log showing on a cumulative basis, through not less than fifteen (15) days prior to the Application for Payment, all submissions of Shop Drawings, Samples and Product Data; (v) a description of any problems and disputes arising in connection with the execution of the Work, including potential delays, materials and supplies availability and delay and similar items; (vi) a description of the current progress of the Work; (vii) a statement indicating methods of overcoming any past delay; (viii) all past and an estimate of all future cash flow requirements; (ix) residency requirements; and (x) the photographs required by Subparagraph A.3.17.6. All such monthly Progress Reports shall contain such detailed information as is reasonably satisfactory to Owner and Owner's Lenders.

§ A.3.17.6 Design-Builder shall utilize a digital camera to take daily photographs which will be electronically saved and delivered to Owner prior to final payment. A selection of the photographs taken the prior month will be submitted to Owner as part of the Progress Report.

ARTICLE A.4 DISPUTE RESOLUTION

§ A.4.1 CLAIMS AND DISPUTES

§ A.4.1.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Design-Build Contract terms, payment of money, extension of time or other relief with respect to the terms of the Design-Build Contract. The term "Claim" also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Design-Build Contract. Claims must be initiated by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

§ A.4.1.2 Time Limits on Claims. Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be initiated by written notice to the other party.

§ A.4.1.3 Continuing Performance. Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section A.9.7.1 and Article A.14, the Design-Builder shall proceed diligently with performance of the Design-Build Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.

§ A.4.1.4 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Design-Build Documents or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Design-Build Documents, then the Design-Builder shall give notice to the Owner promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Owner shall promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Design-Builder's cost of, or time required for, performance of any part of the Work, shall negotiate with the Design-Builder an equitable adjustment in the Contract Sum or Contract Time, or both. If the Owner determines that the conditions at the site are not materially different from those indicated in the Design-Build Documents and that no change in the terms of the Design-Build Contract is justified, the Owner shall so notify the Design-Builder in writing, stating the reasons. Claims by the Design-Builder in opposition to such determination must be made within 21 days after the Owner has given notice of the decision. If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Design-Builder cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall proceed pursuant to Section A.4.2.

§ A.4.1.5 Claims for Increase in Contract Sum. If the Design-Builder desires to make Claim for an increase in the Contract Sum or GMP, other than a Claim for a concealed or unknown condition which is governed by Paragraph A.4.1.4 of these Terms and Conditions, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under subparagraph A.10.6.1. Any Claims as described herein shall be subject to the Change Order provisions set forth in Article A.7.

§ A.4.1.5.1 There shall be no changes in the Contract Sum or GMP without a Change Order. Work performed by Design-Builder that exceeds the scope of work in the Contract without a Change Order shall be at the expense of Design-Builder.

§ A.4.1.5.2 Within twenty-one (21) days after the occurrence of an event that the Design-Builder believes involves additional costs (other than costs associated with an Excusable Event of Delay which are to be addressed as set forth in Subparagraph A.4.3.6), the Design-Builder shall submit a written notice (the "Additional Cost Notice") to the Owner and the Architect properly labeled as an Additional Cost Notice, which shall contain sufficient information to inform the Owner and the Architect of the occurrence of an event involving additional costs.

§ A.4.1.5.3 Within thirty (30) days after the occurrence of an event that the Design-Builder believes involves additional costs, the Design-Builder shall submit an "Additional Cost Claim." The Additional Cost Claim shall set forth a detailed explanation for the additional costs. The Additional Cost Claim shall also indicate the modification requested by the Design-Builder, if any, to the GMP.

(Paragraph deleted)

§ A.4.1.5.4 Any claim for an adjustment of the Contract Sum or GMP must be made through both an Additional Cost Notice and an Additional Cost Claim. The Additional Cost Notice and Additional Cost Claim shall be subject to the Change Order process.

§ A.4.1.7 Claims for Additional Time

(Paragraph deleted)

§ A.4.1.7.1 There shall be no changes in either the Construction Schedule or Milestone Dates without a Change Order.

§ A.4.1.7.2 Within seven (7) days after the occurrence of an Excusable Event of Delay, the Design-Builder shall submit a written notice (the "Delay Notice") to the Owner and the Architect properly labeled as a Delay Notice, which shall contain sufficient information to inform the Owner and the Architect of the occurrence of an Excusable Event of Delay. Such submission shall be a prerequisite to any changes in the Construction Schedule or Milestone Dates. The Construction Progress Schedule update required by Subparagraph A.3.10.3 or any other form of communication or notice shall not satisfy this obligation.

§ A.4.1.7.3 Within fourteen (14) days after the occurrence of an Excusable Event of Delay, the Design-Builder shall submit a "Delay Claim." The Delay Claim shall set forth a detailed explanation for the delay, shall set forth the Design-Builder's programs for restoring the Work to the Construction Schedule and for mitigating any adverse effects of the projected delay. The Delay Claim shall also indicate the Modification requested by the Design-Builder, if any, of the Construction Schedule or Milestone Dates. Each Delay Claim shall also indicate the reasons that the Design-Builder considers the delay to constitute an Excusable Event of Delay as defined in Paragraph A.8.3. Design-Builder shall make all reasonable efforts to minimize the effects of the delay and continue progress in areas of the work not affected by the Event of Delay.

(Paragraph deleted)

§ A.4.1.7.4 If the Design-Builder complies with the requirements of Subparagraph A.4.1.7, and the events of delay shall be an Excusable Event of Delay, the Construction Schedule or Milestone Dates, as applicable, shall be modified by Change Order by the number of days which such events actually caused such dates or Schedule to be extended after taking into consideration schedule float and the timeliness of the Delay Notice. No Change Order shall extend the Dates of Substantial Completion if the impacted tasks are not then on the Critical Path. However, Design-Builder shall not receive any extension of time pursuant to this Article unless the amount of any approved extension of time first absorbs all float as identified in the current Construction Progress Schedule.

§ A.4.1.8 Injury or Damage to Person or Property. If either party to the Design-Build Contract suffers injury or damage to person or property because of an act or omission of the other party or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ A.4.1.9 If unit prices are stated in the Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.

§ A.4.1.10 Claims for Consequential Damages. Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to the Design-Build Contract. This mutual waiver includes:

.1 damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2 damages incurred by the Design-Builder for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Article A.14. Nothing contained in this Section A.4.1.10 shall be deemed to preclude an award of liquidated direct damages, when applicable, in accordance with the requirements of the Design-Build Documents.

§ A.4.1.11 If the enactment or revision of codes, laws or regulations or official interpretations which govern the Project cause an increase or decrease of the Design-Builder's cost of, or time required for, performance of the Work, the Design-Builder shall be entitled to an equitable adjustment in Contract Sum or Contract Time. If the Owner and Design-Builder cannot agree upon an adjustment in the Contract Sum or Contract Time, the Design-Builder shall submit a Claim pursuant to Section A.4.1.

§ A.4.2 ARBITRATION

§ A.4.2.1 Claims, except those waived as provided for in Sections A.4.1.10, A.9.10.4 and A.9.10.5, but which are subject to arbitration pursuant to Sections 6.2 and 6.3 of the Agreement or elsewhere in the Design-Build Documents, shall be decided by binding arbitration, but only upon the written agreement of Owner or if Owner is the party making the claim, the written agreement of Design-Builder. If Owner or Design-Builder does not agree in writing to arbitration within fifteen (15) days after receipt of a written notice (the "Arbitration Notice") stating that Owner or Design-Builder elects to pursue a claim by means of arbitration, then any other available legal remedies at law or equity may be used. Owner's or Design-Builder's acceptance of arbitration with respect to one claim shall not bind it to accept arbitration with respect to other claims. Any arbitration, unless the parties mutually agree otherwise, shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect at the time of the arbitration. The demand for arbitration shall be filed in writing with the other party to the Design-Build Contract and with the American Arbitration Association.

(Paragraphs deleted)

§ A.4.2.2 A demand for arbitration in writing to the opposing party and the American Arbitration Association within the time limit set forth herein may be made at any time, but in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Section A.13.6.

(Paragraph deleted)

§ A.4.2.3 Owner and Design-Builder agree that all parties necessary to resolve a claim between them shall all be parties to the same dispute resolution proceeding. Design-Builder shall include appropriate consolidation and joinder provisions in all of its contracts with others pertaining to the Work, which provisions will allow the parties to this Agreement to compel such other parties to participate in any arbitration or other legal proceedings between Owner and Design-Builder.

§ A.4.2.4 Claims and Timely Assertion of Claims. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

§ A.4.2.5 Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE A.5 AWARD OF CONTRACTS

§ A.5.1 Unless otherwise stated in the Design-Build Documents or the bidding or proposal requirements, the Design-Builder, as soon as practicable after award of the Design-Build Contract, shall furnish in writing to the Owner the names of additional persons or entities not originally included in the Design-Builder's proposal or in substitution of a person or entity (including those who are to furnish design services or materials or equipment fabricated to a special design) proposed for each principal portion of the Work whether such Work is to be self-performed or performed by a Contractor or subcontractor. The Owner will promptly reply to the Design-Builder in writing stating whether or not the Owner has reasonable objection to any such proposed additional person or entity. Failure of the Owner to reply promptly shall constitute notice of no reasonable objection.

§ **A.5.2** The Design-Builder shall not contract with a proposed person or entity to whom which the Owner has made reasonable and timely objection. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has made reasonable objection.

§ **A.5.3** If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has no reasonable objection. If the proposed but rejected additional person or entity was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person's or entity's Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Design-Builder has acted promptly and responsively in submitting names as required.

§ **A.5.4** The Design-Builder shall not change a person or entity previously selected if the Owner makes reasonable objection to such substitute.

§ A.5.5 CONTINGENT ASSIGNMENT OF CONTRACTS

§ **A.5.5.1** Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner provided that:

.1 assignment is effective only after termination of the Design-Build Contract by the Owner for cause pursuant to Section A.14.2 and only for those agreements which the Owner accepts by notifying the contractor in writing; and

(Paragraphs deleted)

.2 Owner may assign such contingent assignment to its construction lender. Assignment by the Owner to its lender shall be effective at the time the assignment is made.

ARTICLE A.6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

§ A.6.1 OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS

§ **A.6.1.1** The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces and to award separate contracts in connection with other portions of the Project or other construction or operations on the site. The Design-Builder shall cooperate with the Owner and separate contractors whose work might interfere with the Design-Builder's Work. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make such Claim as provided in Section A.4.1.

§ **A.6.1.2** The term "separate contractor" shall mean any contractor retained by the Owner pursuant to Section A.6.1.1.

§ **A.6.1.3** The Owner shall provide for coordination of the activities of the Owner's own forces and of each separate contractor with the work of the Design-Builder, who shall cooperate with them. The Design-Builder shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so. The Design-Builder shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Design-Builder, separate contractors and the Owner until subsequently revised.

§ A.6.2 MUTUAL RESPONSIBILITY

§ **A.6.2.1** The Design-Builder shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design-Builder's construction and operations with theirs as required by the Design-Build Documents.

§ **A.6.2.2** If part of the Design-Builder's Work depends for proper execution or results upon design, construction or operations by the Owner or a separate contractor, the Design-Builder shall, prior to proceeding with that portion of the Work, promptly report to the Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Design-Builder so to report shall constitute an acknowledgment that the Owner's or separate contractor's completed or partially completed construction is fit and proper to receive the Design-Builder's Work, except as to defects not then reasonably discoverable.

§ A.6.2.3 The Owner shall be reimbursed by the Design-Builder for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Design-Builder. The Owner shall be responsible to the Design-Builder for costs incurred by the Design-Builder because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

§ A.6.2.4 The Design-Builder shall promptly remedy damage wrongfully caused by the Design-Builder to completed or partially completed construction or to property of the Owner or separate contractors.

§ A.6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described in Section A.3.13.

§ A.6.3 OWNER'S RIGHT TO CLEAN UP

§ A.6.3.1 If a dispute arises among the Design-Builder, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Owner shall allocate the cost among those responsible.

ARTICLE A.7 CHANGES IN THE WORK

§ A.7.1 GENERAL

§ A.7.1.1 Changes in the Work may be accomplished after execution of the Design-Build Contract, and without invalidating the Design-Build Contract, by Change Order or Construction Change Directive, subject to the limitations stated in this Article A.7 and elsewhere in the Design-Build Documents.

§ A.7.1.2 A Change Order shall be based upon agreement between the Owner and Design-Builder. A Construction Change Directive may be issued by the Owner with or without agreement by the Design-Builder.

§ A.7.1.3 Changes in the Work shall be performed under applicable provisions of the Design-Build Documents, and the Design-Builder shall proceed promptly, unless otherwise provided in the Change Order or Construction Change Directive.

§ A.7.2 CHANGE ORDERS

§ A.7.2.1 A Change Order is a written instrument signed by the Owner and Design-Builder prior to the work being done stating their agreement upon all of the following:

- **.1** a change in the Work;
- **.2** the amount of the adjustment, if any, in the Contract Sum; and
- **.3** the extent of the adjustment, if any, in the Contract Time.

Owner shall have five (5) days to accept or reject the Change Order. If the Change Order is not affirmatively accepted or rejected by Owner within such five (5) day period, Design-Builder shall continue the Work in compliance with original scope of Work.

§ A.7.2.2 If the Owner requests a proposal for a change in the Work from the Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design-Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Design-Build Documents.

§ A.7.2.3 Methods used in determining adjustments to the Contract Sum may include those listed in Section A.7.3.3.

§ A.7.3 CONSTRUCTION CHANGE DIRECTIVES

§ A.7.3.1 A Construction Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Design-Build Contract, order changes in the Work within the general scope of the Design-Build Documents consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

§ A.7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ A.7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

- .1 mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;
- .2 unit prices stated in the Design-Build Documents or subsequently agreed upon, or equitably adjusted as provided in Section A.4.1.9;
- .3 cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or
- .4 as provided in Section A.7.3.6.

§ A.7.3.4 Upon receipt of a Construction Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

§ A.7.3.5 A Construction Change Directive signed by the Design-Builder indicates the agreement of the Design-Builder therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ A.7.3.6 If the Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Owner on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit. In such case, and also under Section A.7.3.3.3, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section A.7.3.6 shall be limited to the following:

- .1 additional costs of professional services;
- .2 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;
- .3 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;
- .4 rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Design-Builder or others;
- .5 costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and
- .6 additional costs of supervision and field office personnel directly attributable to the change.

§ A.7.3.7 The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ A.7.3.8 Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall be included in Applications for Payment accompanied by a Change Order indicating the parties' agreement with part or all of such costs. For any portion of such cost that remains in dispute, the Owner shall make an interim determination for purposes of monthly payment for those costs. That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of the Design-Builder to disagree and assert a Claim in accordance with Article A.4.

§ A.7.3.9 When the Owner and Design-Builder reach agreement concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order. Design-Builder shall receive no overhead or profit, and shall not be entitled to a Design-Builder's Fee, based on increases in the cost of materials if such increase is paid out of the contingency fund set forth in Section 4.4.3.1.

§ A.7.3.10 Overhead and profit for a Change Order shall be limited as follows:

.1 Work performed by the Design-Builder's own forces shall be limited to a Design-Builder's Fee of eight percent (8%) of the net Cost of the Work;

.2 Work performed by contractors shall be limited to a Design-Builder's Fee of eight percent (8%) of the net Cost of the Work, plus;

.3 Work performed by subcontractors, materialmen and suppliers shall be limited to a Design-Builder's Fee of eight percent (8%) of the net Cost of the Work.

§ A.7.3.11 Notwithstanding anything contained herein to the contrary, no change in the Cost of the Work shall incur a Design-Builder's Fee in the aggregate more than eight percent (8%) of the net Cost of the Work.

§ A.7.3.12 Change Orders need to include the nature of the change, cost of the change and any impacts to the schedule. The Owner has five (5) business days to respond to a Change Order once received by the Owner.

§ A.7.4 MINOR CHANGES IN THE WORK
§ A.7.4.1 The Owner shall have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Design-Build Documents. Such changes shall be effected by written order and shall be binding on the Design-Builder. The Design-Builder shall carry out such written orders promptly.

ARTICLE A.8 TIME
§ A.8.1 DEFINITIONS
§ A.8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Design-Build Documents for Substantial Completion of the Work.

§ A.8.1.2 The date of commencement of the Work shall be the date stated in the Agreement unless provision is made for the date to be fixed in a notice to proceed issued by the Owner.

§ A.8.1.3 The date of Substantial Completion is the date determined by the Owner in accordance with Section A.9.8.

§ A.8.1.4 The term "day" as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

§ A.8.2 PROGRESS AND COMPLETION
§ A.8.2.1 Time limits stated in the Design-Build Documents are of the essence of the Design-Build Contract. The date of Substantial Completion, Construction Schedule and Milestone Dates shall not be modified other than as provided at Section 4.1.7 or by Change Order in accordance with Article 7. By executing the Design-Build Contract, the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.

§ A.8.2.2 The Design-Builder shall not knowingly, except as instructed by Owner in writing, prematurely commence construction operations on the site or elsewhere prior to the effective date of insurance required by Article A.11 to be furnished by the Design-Builder and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance.

§ A.8.2.3 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the time required hereunder.

§ A.8.3 EXCUSABLE EVENTS OF DELAY

(Paragraph deleted)

§ A.8.3.1 To the extent that any of the following events results in an actual delay in the progress of the Work and occurs because of events not within the Design-Builder's control, such delay shall, subject to compliance with the provisions of Paragraph 4.3.6 constitute an "Excusable Event of Delay":

§ A.8.3.1.1 Acts (including delays in acting or failure to act) of any governmental or regulatory authority that are not the result of any fault, negligence or breach of this Contract by the Design-Builder or its Subcontractors

("Regulatory Delays");

§ **A.8.3.1.2** Owner's delay in acting or failing to act in accordance with this Agreement provided the Design-Builder has given Owner two separate written notices to cure, the first of which informing the Owner precisely what actions it must take and which provides the Owner seven (7) days within which to do so and the second, not to be delivered until the seven (7) day period in the first notice has elapsed, providing the Owner with seven (7) additional days to effectuate a cure, any additional Costs of Design-Builder due to Owner's delay shall be in addition to GMP and be subject to Design-Builder's Fee and the notice period(s) set forth herein shall constitute an Excusable Event of Delay;

§ **A.8.3.1.3** Restraints or injunctions issued by a judicial body requiring that the Work or any portion thereof shall be halted ("Judicial Delays");

§ **A.8.3.1.4** Changes in the Laws affecting the Contract or the work thereof;

§ **A.8.3.1.5** Fires, floods, earthquakes, civil disturbances, wars, insurrections, riots or sabotage;

§ **A.8.3.1.6** General strikes, involuntary work stoppages, labor disputes, lockouts not resulting from any fault of the Owner or its Separate Contractors and which could not reasonably have been expected.

§ **A.8.3.1.7** Delays, up to a maximum of seventy-five (75) days, not caused by Design-Builder, in the receipt of necessary materials or equipment.

§ **A.8.3.2** Adverse weather conditions documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated, and had an adverse effect on the scheduled construction.

§ **A.8.3.2.1** Any other delay not caused by Design-Builder, Design-Builder's vendors or as otherwise set forth herein.

(Paragraph deleted)

§ **A.8.3.3** If the events of delay shall be an Excusable Event of Delay (as defined herein), the Construction Schedule, Milestone Dates or the date of Substantial Completion, as applicable, shall be modified by Change Order by the number of days which such events actually caused such dates or schedule to be extended after taking into consideration schedule float with respect to impacted activities and tasks on the most recent updated Construction Progress Schedule.

§ **A.8.3.4** This Section A.8.3 does not preclude recovery of damages for delay by either party under other provisions of the Design-Build Documents.

§ A.8.4 ACCELERATION OF THE WORK

§ **A.8.4.1** Without waiving any other rights or remedies and with no increase in cost, if, as a result of an event other an Excusable Event of Delay, the Design-Builder's rate of progress is such that the total amount of Work and/or the degree of completion of the Work accomplished by the Design-Builder and its Subcontractors within any time period required by the Construction Schedule or the Design-Build Documents is less than the amount therein specified to be completed within such time, and it reasonably appears that the Design-Builder and its Subcontractors will be unable to meet the Construction Schedule or Milestone Dates, the Design-Builder shall have the duty to demonstrate to Owner that, based upon its estimate of the remainder of the Construction Schedule and potential for early completion of portions of the Work, the Design-Builder will be able to achieve completion of Work in accordance with the Construction Schedule and the Milestone Dates. If the Owner, acting reasonably, does not reasonably agree that the Design-Builder has demonstrated its ability to achieve completion of Work in accordance with the Construction Schedule and the Milestone Dates, the Owner may direct the Design-Builder to accelerate the Work by issuing a notice to the Design-Builder. Upon such direction, the Design-Builder shall be obligated to employ such measures as necessary to bring the Work into conformity with the Construction Schedule and Milestone Dates.

ARTICLE A.9 PAYMENTS AND COMPLETION

§ A.9.1 CONTRACT SUM

§ A.9.1.1 The Contract Sum is stated in the Design-Build Documents and, including authorized adjustments, is the total amount payable by the Owner to the Design-Builder for performance of the Work under the Design-Build Documents.

§ A.9.2 SCHEDULE OF VALUES

§ A.9.2.1 Theinitial Schedule of Values is attached to the Agreement as Schedule 4.4.3.1Aand has been prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder's Applications for Payment. The Schedule of Values may be updated periodically to reflect changes in the allocation of the Contract Sum.

§ A.9.3 APPLICATIONS FOR PAYMENT

§ A.9.3.1 At least ten days before the date established for each progress payment, the Design-Builder shall submit to the Owner an itemized Application for Payment for operations completed in accordance with the current Schedule of Values. Such application shall be notarized, if required, and supported by such data substantiating the Design-Builder's right to payment as the Owner may require, such as copies of requisitions from Contractors and material suppliers, and reflecting retainage if provided for in the Design-Build Documents. Each Application for Payment shall be accompanied by: (i) a printout prepared by Design-Builder showing all hours worked by Design-Builder's employees and all materials used to date with the vendor's name if materials are not directly supplied by Design-Builder, (ii) Applications for Payment received from Contractors or subcontractors including a Schedule of Values and lien waivers for Work completed and paid for and materials supplied and paid for to the date of submittal (iii) any invoices of a material amount received from vendors for materials delivered, (iv) lien waivers for everything paid to the date of the submittal of the Application for Payment, (v) other invoices or additional information as reasonably requested by Owner; if a specific invoice is not available, then an invoice for like material will be provided by Design-Builder, (vi) master lien waiver by Design-Builder, and (vii) certificate of insurance against loss or casualty of any goods or materials stored offsite (to the extent approved by Owner) for which Design-Builder seeks compensation.

§ A.9.3.1.1 As provided in Section A.7.3.8, such applications may include requests for payment on account of Changes in the Work which have been properly authorized by Construction Change Directives but are not yet included in Change Orders.

§ A.9.3.1.2 Such applications may not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay to a Contractor or material supplier or other parties providing services for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay. The Design-Builder shall pay each Subcontractor and supplier, except for payments already made directly by Design-Builder, promptly out of the amount paid to the Design-Builder on account of a Subcontractor's or supplier's work, goods or materials, the amount to which the Subcontractor or supplier is entitled. The Design-Builder shall, in each subcontract, require the Subcontractor to make contractual payments in similar manner. The Design-Builder is responsible for any liens of subcontractors for which Design-Builder has received payment from Owner.

§ A.9.3.2 Unless otherwise provided in the Design-Build Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

(Paragraph deleted)

§ A.9.3.3 Notwithstanding any other provision contained in this Agreement to the contrary, The Owner shall have the right to refuse to make payment, and, if necessary, may demand the return of a portion or all of the amount previously paid to the Design-Builder, for cause (a "Disputed Amount"), including the following:

i) The quality of a portion or all of the Work, as reasonably determined by Owner, not being in accordance with the requirements of the Agreement;

ii) The quantity of the Work not being as represented in the Design-Builder 's payment request, or otherwise;

iii) The Design-Builder 's failure to use contract funds, previously paid the Design-Builder by the Owner, to pay the Design-Builder 's project-related obligations including, but not limited to, Subcontractors, laborers and material and equipment suppliers; or

iv) The Design-Builder 's failure or refusal to perform any of its obligations to the Owner.

§ A.9.3.4 The Design-Builder may dispute any such refusal to pay and such dispute should be resolved in accordance with Section A.4.6.

§ A.9.3.5 In the event that the Owner makes reasonable written demand, including the reason for the demand, upon the Design-Builder for amounts previously paid by the Owner, the Design-Builder shall comply with such demand in a timely manner. If Design-Builder disputes such written demand, such dispute shall be resolved in accordance with Section A.4.6.

§ A.9.3.6 LIENS

§ A.9.3.6.1 The Design-Builder expressly undertakes to defend the Owner, at the Design-Builder's sole expense, against any actions, lawsuits, or proceedings brought against the Owner as a result of liens filed against the Work, the site of any of the Work, the Project site and any improvements thereon, payments due the Design-Builder, or any portion of the property of any of the Owner (referred to collectively as "liens" in this Subparagraph A.9.3.3) if the filing of such lien is the result of Design-Builder's negligence, omission, or failure to act or if the lien covers work payment of which Owner has paid hereunder. The Design-Builder hereby agrees to indemnify and hold the Owner harmless against any such liens or claims of lien and agrees to pay any judgment or lien resulting from any such actions, lawsuits, or proceedings. A form of lien waiver is attached hereto as Schedule A.9.3.6.1.

§ A.9.3.6.2 The Owner shall release any payments withheld due to a lien or claim of lien if the Design-Builder obtains security acceptable to the Owner or a lien bond that is (i) issued by a surety acceptable to the Owner, (ii) in form and substance satisfactory to the Owner, and (iii) in an amount not less than One Hundred Fifty percent (150%) of such lien claim. By posting a lien bond or other acceptable security, however, the Design-Builder shall not be relieved of any responsibilities or obligations under this Subparagraph A.9.3.6, including, without limitation, the duty to defend and indemnify the Owner.

§ A.9.3.6.3 Notwithstanding the foregoing, Owner reserves the right to settle any disputed mechanic's or material supplier's lien claim by payments to the lien claimant or by such other means as the Owner, in the Owner's sole discretion, determines is the most economical or advantageous method of settling the dispute. The Design-Builder shall promptly reimburse the Owner, upon demand, for any proper payments so made. The Owner shall, within fourteen (14) days after receiving an Application for Payment either approve the Application or disapprove some or all of the Application or so notify Design-Builder.

§ A.9.4 ACKNOWLEDGEMENT OF APPLICATION FOR PAYMENT

§ A.9.4.1 The Owner shall, within seven days after receipt of the Design-Builder's Application for Payment, issue to the Design-Builder a written acknowledgement of receipt of the Design-Builder's Application for Payment indicating the amount the Owner has determined to be properly due and, if applicable, the reasons for withholding payment in whole or in part.

§ A.9.5 DECISIONS TO WITHHOLD PAYMENT

§ A.9.5.1 The Owner may withhold a payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner's determination that the Work has not progressed to the point indicated in the Application for Payment or that the quality of Work is not in accordance with the Design-Build Documents. The Owner may also withhold a payment or, because of subsequently discovered evidence, may nullify the whole or a part of an Application for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible, including loss resulting from acts and omissions, because of the following:

.1 defective Work not remedied;

.2 third-party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Design-Builder;
.3 failure of the Design-Builder to make payments properly to Contractors or for design services labor, materials or equipment;
.4 reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;
.5 damage to the Owner or a separate contractor;
.6 reasonable evidence that the Work will not be completed within the Contract Time and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay;
.7 persistent failure to carry out the Work in accordance with the Design-Build Documents; or
.8 failure of Design-Builder to remedy liens or claims in accordance with Subparagraph A.9.3.6 or to avoid the reasonable probability of the filing of liens or claims against Owner, the Project or Design-Builder.

§ A.9.5.2 When the above reasons for withholding payment are removed, payment will be made for amounts previously withheld.

§ A.9.6 PROGRESS PAYMENTS
§ A.9.6.1 After the Owner has issued a written acknowledgement of receipt of the Design-Builder's Application for Payment, the Owner shall make payment of the amount, in the manner and within the time provided in the Design-Build Documents.

§ A.9.6.2 The Design-Builder shall promptly pay the Architect, each design professional and other consultants retained directly by the Design-Builder, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of each such party's respective portion of the Work, the amount to which each such party is entitled.

§ A.9.6.3 The Design-Builder shall promptly pay each Contractor, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of such Contractor's portion of the Work, the amount to which said Contractor is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the Contractor's portion of the Work. The Design-Builder shall, by appropriate agreement with each Contractor, require each Contractor to make payments to Subcontractors in a similar manner.

§ A.9.6.4 The Owner shall have no obligation to pay or to see to the payment of money to a Contractor except as may otherwise be required by law.

§ A.9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Sections A.9.6.3 and A.9.6.4.

§ A.9.6.6 A progress payment, or partial or entire use or occupancy of the Project by the Owner, shall not constitute acceptance of Work not in accordance with the Design-Build Documents.

§ A.9.6.7 Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by Contractors and suppliers shall be held by the Design-Builder for those Contractors or suppliers who performed Work or furnished materials, or both, under contract with the Design-Builder for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not be commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of trust or shall entitle any person or entity to an award of punitive damages against the Design-Builder for breach of the requirements of this provision.

§ A.9.7 FAILURE OF PAYMENT
§ A.9.7.1 If for reasons other than those enumerated in Section A.9.5.1, the Owner does not issue a payment within the time period required by Section 5.1.3 of the Agreement, then the Design-Builder may, upon seven additional days' written notice to the Owner, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder's reasonable costs of shutdown, delay and start-up, plus interest as provided for in the Design-Build Documents.

§ A.9.8 SUBSTANTIAL COMPLETION

(Paragraph deleted)

§ A.9.8.1 Substantial Completion or Substantially Complete is achieved when (i) the Project has been constructed according to the approved Plans and Specifications therefore and so certified by Contractor and Design-Builder, (ii) a certificate of occupancy has been issued for the Project by the applicable governmental authority (if such certificates are in fact issued by such authority), (iii) the punchlist provided for in the Design-Build Agreement has been agreed upon by Owner and Design-Builder, and (iv) when each of the four (4) applicable performance standards, when separately tested, achieve a ninety percent (90%) or better result.

§ A.9.8.2 When the Substantial Completion is achieved for the Work, or a portion of the Work which the Owner agrees to accept separately, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. The Design-Builder shall proceed promptly to correct and complete items on the list. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Design-Build Documents.

§ A.9.8.3 Upon receipt of the Design-Builder's list, the Owner shall make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Owner's inspection discloses any item, whether or not included on the Design-Builder's list, which is not substantially complete, the Design-Builder shall complete or correct such item. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine whether the Design-Builder's Work is substantially complete.

§ A.9.8.4 In the event of a dispute regarding whether the Design-Builder's Work is substantially complete, the dispute shall be resolved pursuant to Article A.4.

§ A.9.8.5 When the Work or designated portion thereof is substantially complete, the Design-Builder shall prepare for the Owner's signature an Acknowledgement of Substantial Completion which, when signed by the Owner, shall establish (1) the date of Substantial Completion of the Work, (2) responsibilities between the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance, and (3) the time within which the Design-Builder shall finish all items on the list accompanying the Acknowledgement, which will identify all non-conforming, defective, and incomplete Work ("Punchlist Work") and establish the date of commencement of warranties in connection with any such Work. When the Owner's inspection discloses that the Work or a designated portion thereof is substantially complete, the Owner shall sign the Acknowledgement of Substantial Completion. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Acknowledgement of Substantial Completion.

§ A.9.8.6 Upon execution of the Acknowledgement of Substantial Completion and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.

§ A.9.9 PARTIAL OCCUPANCY OR USE

§ A.9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Design-Builder, provided such occupancy or use is consented to by the insurer, if so required by the insurer, and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Design-Builder have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for completion or correction of the Work and commencement of warranties required by the Design-Build Documents. When the Design-Builder considers a portion substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Section A.9.8.2. Consent of the Design-Builder to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder.

§ A.9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used to determine and record the condition of the Work.

§ A.9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Design-Build Documents.

§ A.9.10 FINAL COMPLETION AND FINAL PAYMENT

§ A.9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner shall promptly make such inspection and, when the Owner finds the Work acceptable under the Design-Build Documents and fully performed, the Owner shall, subject to Section A.9.10.2, promptly make final payment to the Design-Builder. All warranties and guarantees required of the Design-Builder by the Design-Build Documents shall be assembled and delivered by the Design-Builder to the Owner as part of the final Application for payment. The Design-Builder will assign to the Owner all manufacturers' warranties relating to materials and labor used in the Work and will perform the Work in such manner as to preserve all such manufacturer's warranties. The Final Certificate for Payment will not be issued by the Owner until all warranties and guarantees have been received and accepted by the Owner.

§ A.9.10.2 Neither final payment nor any remaining retained percentage will become due until the Design-Builder submits to the Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Design-Build Documents to remain in force after final payment is currently in effect and will not be cancelled or allowed to expire until at least 30 days' prior written notice has been given to the Owner, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Design-Build Documents, (4) consent of surety, if any, to final payment, and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Design-Build Contract, to the extent and in such form as may be designated by the Owner. If a Contractor refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design-Builder shall refund to the Owner all money that the Owner may be liable to pay in connection with the discharge of such lien, including all costs and reasonable attorneys' fees. Final payment will follow lien-free endorsement from the title company, which Owner shall ensure is produced on an expedited basis by the title company.

§ A.9.10.3 If, after the Owner determines that the Design-Builder's Work or designated portion thereof is substantially completed, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance of a Change Order or a Construction Change Directive affecting final completion, the Owner shall, upon application by the Design-Builder, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Design-Build Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Design-Builder. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ A.9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

- **.1** liens, Claims, security interests or encumbrances arising out of the Design-Build Documents and unsettled;
- **.2** failure of the Work to comply with the requirements of the Design-Build Documents; or
- **.3** terms of special warranties required by the Design-Build Documents.

§ A.9.10.5 Acceptance of final payment by the Design-Builder, a Contractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE A.10 PROTECTION OF PERSONS AND PROPERTY

§ A.10.1 SAFETY PRECAUTIONS AND PROGRAMS

§ A.10.1.1 The Design-Builder shall be responsible for initiating and maintaining all safety precautions and programs in connection with the performance of the Design-Build Contract.

§ A.10.2 SAFETY OF PERSONS AND PROPERTY

§ A.10.2.1 The Design-Builder shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

- **.1** employees on the Work and other persons who may be affected thereby;
- **.2** the Work and materials and equipment to be incorporated therein, whether in storage on or off the site or under the care, custody or control of the Design-Builder or the Design-Builder's Contractors or Subcontractors; and
- **.3** other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

§ A.10.2.2 The Design-Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

§ A.10.2.3 The Design-Builder shall erect and maintain, as required by existing conditions and performance of the Design-Build Documents, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

§ A.10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Design-Builder shall exercise utmost care and carry on such activities under supervision of properly qualified personnel. Notwithstanding anything contained herein to the contrary, in no event shall any explosives or other hazardous materials or equipment or unusual methods necessary for execution of the Work be used or stored on the Site without the express prior written approval of the Owner and any appropriate regulatory agent.

§ A.10.2.5 The Design-Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Design-Build Documents) to property referred to in Sections A.10.2.1.2 and A.10.2.1.3 caused in whole or in part by the Design-Builder, the Architect, a Contractor, a Subcontractor, or anyone directly or indirectly employed by any of them or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Sections A.10.2.1.2 and A.10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder. The foregoing obligations of the Design-Builder are in addition to the Design-Builder's obligations under Section A.3.17.

§ A.10.2.6 The Design-Builder shall designate in writing to the Owner a responsible individual whose duty shall be the prevention of accidents.

§ A.10.2.7 The Design-Builder shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

§ A.10.2.8 When all or any portion of the Work is suspended for any reason, the Design-Builder shall provide such means as necessary to protect the Work from damage resulting from weather conditions; and shall maintain such security at the Site as is otherwise required by the Design-Build documents. If the Owner, the Owner's actions, inactions, omissions, or negligence are a cause of the suspension, Design-Builder's costs of compliance with this section shall be reimbursed by Owner as an increase to the GMP, plus the Design-Builder's Fee.

§ A.10.3 HAZARDOUS MATERIALS

§ A.10.3.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder, the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner.

§ A.10.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Design-Build Documents, the

Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Design-Builder shall promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection to the persons or entities proposed by the Owner. If the Design-Builder has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, work in the affected area shall resume upon written agreement of the Owner and Design-Builder. The Contract Time shall be extended appropriately, and the Contract Sum shall be increased in the amount of the Design-Builder's reasonable additional costs of shutdown, delay and start-up, which adjustments shall be accomplished as provided in Article A.7.

§ A.10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, Contractors, Subcontractors, Architect, Architect's consultants and the agents and employees of any of them from and against Claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance exists on site as of the date of the Agreement, is not disclosed in the Design-Build Documents and presents the risk of bodily injury or death as described in Section A.10.3.1 and has not been rendered harmless, provided that such Claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the Work itself) to the extent that such damage, loss or expense is not due to the negligence of the Design-Builder, Contractors, Subcontractors, Architect, Architect's consultants and the agents and employees of any of them.

§ A.10.4 The Owner shall not be responsible under Section A.10.3 for materials and substances brought to the site by the Design-Builder unless such materials or substances were required by the Design-Build Documents.

§ A.10.5 If, without negligence on the part of the Design-Builder, the Design-Builder is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Design-Build Documents, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred.

§ A.10.6 EMERGENCIES

§ A.10.6.1 In an emergency affecting safety of persons or property, the Design-Builder shall act, at the Design-Builder's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Design-Builder on account of an emergency shall be determined as provided in Section A.4.1.7 and Article A.7.

ARTICLE A.11 INSURANCE AND BONDS

§ A.11.1 Except as may otherwise be set forth in the Agreement or elsewhere in the Design-Build Documents, the Owner and Design-Builder shall purchase and maintain the following types of insurance with limits of liability and deductible amounts and subject to such terms and conditions, as set forth in this Article A.11.

§ A.11.2 DESIGN-BUILDER'S LIABILITY INSURANCE

§ A.11.2.1 Design-Builder shall procure, or cause to be procured, all the insurance products listed below, and maintain them as required by the terms of this Agreement. All insurance products shall contain provisions required by Owner's construction lender.

.1 **Liability Insurance**

.1 Design-Builder shall purchase from and maintain (and shall cause its Subcontractors and Sub-subcontractors to purchase from and maintain) with insurance companies satisfactory to Owner, such insurance as will protect Owner, Design-Builder, Subcontractor, Sub-subcontractors, Owner's mortgagee (if any), and all of their respective officers, directors, agents, and employees, from claims set forth below which may arise out of or result from the work of the Project (including the completed work) by Design-Builder, by a Subcontractor or Sub-subcontractor, by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable relating to the following:

.1 Claims under workers' compensation, disability benefit and other similar employee benefit acts;

.2 Claims for damages because of bodily injury, sickness or disease, or death;

.3 Claims for damage insured by usual personal injury liability coverage, which are sustained by any person;

(Paragraph deleted)

.4 Claims for damages because of physical injury to or destruction of tangible property (other than the Work itself), including loss of use resulting therefrom;

.5 Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

.6 Claims involving contractual liability arising out of Design-Builder's indemnification obligations pursuant to Paragraph A.3.17.1 of this Agreement.

.2 Design-Builder shall procure and maintain the insurance required by Paragraph A.11.2.1.1.1 for not less than the following coverages and limits, or greater if required by law:

.1 Workers' Compensation insurance in statutory amounts;

.2 Employer's Liability insurance for One Million Dollars ($1,000,000) per Accident and Disease; and

.3 Commercial General Liability insurance with combined single limits for bodily injury and property damage of One Million Dollars ($1,000,000) each occurrence.

Such General Liability policy shall include the following coverages by inclusion in the standard policy or by endorsement:

Premises/Operations Liability

Independent Contractors Liability

Products and Completed Operations Liability to be maintained for two years after final payment

Contractual Liability

Additional Insureds - Owners, ISO form CG 20 37 07 04 or essentially identical endorsement including coverage for completed operations

Broad Form Property Damage Liability, including Completed Operations to be maintained for two years after final payment

Personal Injury, with Employee Exclusion deleted

Incidental Medical Malpractice Liability Insurance

Blanket X, C, and U Coverage

(Paragraph deleted)

Severability of Interests provision

The General Aggregate Limit shall not be less than One Million Dollars ($1,000,000);

.4 Business Auto Liability insurance including owned, non-owned and hired vehicles with combined single limits for bodily injury and property damage of One Million Dollars ($1,000,000) each occurrence;

.5 Umbrella Excess Liability insurance on a "following form" with combined single limits of not less than Four Million Dollars ($ 4,000,000). Such coverage shall be excess of all liability insurance required under Paragraph A.11.2.1.1.1. Design-Builder may, at its option, waive all or any part of this Umbrella Excess Liability insurance for any Subcontractors or Sub-subcontractors. Such waiver shall not relieve Design-Builder of its contractual liability responsibilities under this paragraph;

.6 Professional Liability Errors and Omissions in an amount equal to at least Five Million Dollars ($5,000,000).

.3 All liability coverages must be written on an "occurrence" policy form (as compared to "claims-made") and shall be maintained without interruption from date of commencement of the Work until date of Final Payment unless otherwise specified.

.4 Unless otherwise approved by Owner, all insurance policies required by Paragraph 11.2.1.1.1 shall be maintained with insurance companies licensed to do business in the state of Iowa and shall have a policyholder's rating of "A-" or better and a financial size rating of "VIII" or better in the most current Best's Key Rating Guide. Such policies, except Workers' Compensation, by policy endorsement shall specifically name Owner, Design-Builder, and any other entity requested by Owner, as additional insureds. Design-Builder shall not commence work hereunder until true copies of policies or certificates, or both if required by Owner, evidencing the insurance have been submitted to and approved by Owner. Design-Builder shall not allow any Subcontractor or Sub-subcontractor to commence work until such Subcontractor or Sub-subcontractor has obtained the insurance coverages set forth in Paragraphs A.11.2.1.1.1 above. If any of the foregoing insurance coverages are required to remain in force after Final Payment, an additional certificate evidencing continuation of such coverage shall be submitted to Owner at the time of Final Payment.

.5 All insurance policies under Paragraph A.11.2.1.1.1 shall not be cancelled or materially changed except after thirty (30) day's advance written notice to Owner. Upon Owner's receipt of any notice of cancellation, material adverse change or non-renewal of any insurance, Contractor shall within ten (10) days procure replacement policies of insurance. If Design-Builder fails to procure and maintain acceptable policies of insurance in accordance with the terms hereof, then Owner may, at their option, obtain such insurance at the cost and expense of Design-Builder, without the need of any notice to Design-Builder.

.6 All insurance policies under Paragraph A.11.2.1.1.1 shall be specifically endorsed to provide that the coverages will be primary and that any insurance carried by any additional insured required under this Paragraph A.11.2.1.1.6 shall be excess or non-contributory.

.2 Builder's Risk Insurance

.1 Owner may purchase and maintain builder's risk insurance on the building and materials, equipment, and supplies at the Site which have been or are to be incorporated into the Project.

This insurance shall include the interests of Owner, Owner's mortgagee (if any), Design-Builder, Subcontractors and Sub-subcontractors in the Work. Such insurance shall be written on a replacement cost basis and shall afford coverage at least equivalent to an "all-risk" builder's risk policy form as customarily defined within the insurance industry.

.2 The insurance under this Paragraph A.11.2.1.2 may have a deductible and Owner shall be responsible for payment of said deductible in the event of an insured loss attributable to its negligence or fault.

.3 The parties to this Agreement agree that, as between them, they waive any claims that they may have against each other for any damages or losses that are covered and paid under the Builder's Risk policy. The parties shall also obtain identical subrogation waivers from all parties and entities with whom they contract in connection with this Project.

.3 Design-Builder's Property Insurance

.1 Design-Builder shall purchase and maintain property insurance covering construction machinery, equipment, and tools used by Design-Builder in the performance of the Work. Such coverage shall be written on a policy form at least equivalent to that provided by a "Contractor's Equipment Floater" as customarily defined within the insurance industry. Design-Builder also agrees to notify any Subcontractors and Sub-subcontractors of their obligation to insure any machinery, equipment and tools used by the Subcontractors and Sub-subcontractors in the performance of the Work.

.2 Professional Liability Insurance. Design-Builder shall purchase and maintain professional liability insurance in an amount not less than Five Million Dollars ($5,000,000) in the general aggregate, subject to the terms and conditions of Paragraph A.11.2.1.1.5, except for the additional insured requirement. If the professional liability insurance policy is written on a "claims made" basis, the Design-Builder must maintain said policy for at least three years after the final completion date of the Project and the Design-Builder must provide Owner certificates of insurance evidencing such coverage until this obligation has been fulfilled.

§ A.11.2.2 Design-Builder is currently under review for "Subguard" insurance and will make every reasonable effort to deliver to Owner and to Owner's lender a commercially reasonable "Subguard" insurance policy at a cost not to exceed one and one-tenth percent (1.1%) of the final Contract Sum, plus the Iowa stamping fee, with coverage against subcontractor/supplier default with respect to all subcontracts or equipment/material purchase order agreements comprising the Work (including the Delta-T contract), all in a form reasonably satisfactory to Owner and Owner's construction lender. If the one and one-tenth percent (1.1%) fee causes the final Contract Sum to exceed the GMP, Owner and Design-Builder shall execute a Change Order allowing for such an increase. Owner has the right to make alternate arrangements with construction lender, and upon written notice to Design-Builder, may remove the requirements of this subparagraph from the Contract, and this amount will then be deducted from the Design-Build Contract. Provided further that with respect to the Subguard policy:

§ A.11.2.2.1 Insurance amounts shall be $25,000,000.00 for any single subcontractor and $75,000,000.00 in the aggregate;

§ A.11.2.2.2 Insurance deductible $500,000.00.

§ A.11.2.2.3 Insurance co-pay $250,000.00.

§ A.11.2.2.4 Maximum annual or aggregate out-of-pocket $1,500,000.00, and

(Paragraph deleted)

§ A.11.2.2.5 Owner and Owner's lender to be named an additional insured on the Subguard policy.

§ A.11.3 OWNER'S LIABILITY INSURANCE

§ A.11.3.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance.

§ A.11.4 PROPERTY INSURANCE

§ A.11.4.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder's risk, "all-risk" or equivalent policy form in the amount of the initial Contract Sum, plus the value of subsequent Design-Build Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Design-Build Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Section A.9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Section A.11.4 to be covered, whichever is later. This insurance shall include interests of the Owner, Design-Builder, Contractors and Subcontractors in the Project.

§ A.11.4.1.1 Property insurance shall be on an "all-risk" or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Design-Builder's services and expenses required as a result of such insured loss.

§ A.11.4.1.2 If the Owner does not intend to purchase such property insurance required by the Design-Build Contract and with all of the coverages in the amount described above, the Owner shall so inform the Design-Builder in writing prior to commencement of the Work. The Design-Builder may then effect insurance that will protect the interests of the Design-Builder, Contractors and Subcontractors in the Work, and, by appropriate Change Order, the cost thereof shall be charged to the Owner. If the Design-Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above without so notifying the Design-Builder in writing, then the Owner shall bear all reasonable costs properly attributable thereto.

§ A.11.4.1.3 If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles.

§ A.11.4.1.4 This property insurance shall cover portions of the Work stored off the site and also portions of the Work in transit.

§ A.11.4.1.5 Partial occupancy or use in accordance with Section A.9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use, by endorsement or otherwise. The Owner and the Design-Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

§ A.11.4.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Design-Build Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Design-Builder, Contractors and Subcontractors in the Work, and the Owner and Design-Builder shall be named insureds.

§ A.11.4.3 Loss of Use Insurance. The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design-Builder, Architect, the Design-Builder's other design professionals, if any, Contractors and Subcontractors for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

§ A.11.4.4 If the Design-Builder requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Design-Builder by appropriate Change Order.

§ A.11.4.5 If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Section A.11.4.7 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

§ A.11.4.6 Before an exposure to loss may occur, the Owner shall file with the Design-Builder a copy of each policy that includes insurance coverages required by this Section A.11.4. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire and that its limits will not be reduced until at least 30 days' prior written notice has been given to the Design-Builder.

§ A.11.4.7 Waivers of Subrogation. The Owner and Design-Builder waive all rights against each other and any of their consultants, separate contractors described in Section A.6.1, if any, Contractors, Subcontractors, agents and employees, each of the other, and any of their contractors, subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section A.11.4 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Design-Builder, as appropriate, shall require of the separate contractors described in Section A.6.1, if any, and the Contractors, Subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, even though the person or entity did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ A.11.4.8 A loss insured under Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section A.11.4.10. The Design-Builder shall pay Contractors their just shares of insurance proceeds received by the Design-Builder, and, by appropriate agreements, written where legally required for validity, shall require Contractors to make payments to their Subcontractors in similar manner.

§ A.11.4.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner's duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach. If after such loss no other special agreement is made and unless the Owner terminates the Design-Build Contract for convenience, replacement of damaged property shall be performed by the Design-Builder after notification of a Change in the Work in accordance with Article A.7.

§ A.11.4.10 The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner's exercise of this power.; The Owner as fiduciary shall, in the case of a decision or award, make settlement with insurers in accordance with directions of a decision or award. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

.

(Paragraph deleted)

ARTICLE A.12 UNCOVERING AND CORRECTION OF WORK

§ A.12.1 UNCOVERING OF WORK

§ A.12.1.1 If a portion of the Work is covered contrary to requirements specifically expressed in the Design-Build Documents, it must be uncovered for the Owner's examination and be replaced at the Design-Builder's expense without change in Construction Schedule, Milestone Dates, or Contract Time if reasonably requested in writing by the Owner.

§ A.12.1.2 If a portion of the Work has been covered which the Owner has not specifically requested to examine prior to its being covered, the Owner may request to see such Work and it shall be uncovered by the Design-Builder. If such Work is in accordance with the Design-Build Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner's expense. If such Work is not in accordance with the Design-Build Documents, correction shall be at the Design-Builder's expense unless the condition was caused by the Owner or a separate contractor, in which event the Owner shall be responsible for payment of such costs.

§ A.12.2 CORRECTION OF WORK

§ A.12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION.

§ A.12.2.1.1 The Design-Builder shall promptly correct Work rejected by the Owner or failing to conform to the requirements of the Design-Build Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing, shall be at the Design-Builder's expense.

§ A.12.2.2 AFTER SUBSTANTIAL COMPLETION

§ A.12.2.2.1 In addition to the Design-Builder's obligations under Section A.3.5, if, within one year after the date of Substantial Completion or after the date for commencement of warranties established under Section A.9.8.5 or by terms of an applicable special warranty required by the Design-Build Documents, any of the Work is found to be not in accordance with the requirements of the Design-Build Documents, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Design-Builder and give the Design-Builder an opportunity to make the correction, the Owner waives the rights to require correction by the Design-Builder and to make a claim for breach of warranty. If the Design-Builder fails to correct non-conforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section A.2.5.

§ A.12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.

§ A.12.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section A.12.2.

§ A.12.2.3 The Design-Builder shall remove from the site portions of the Work which are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ A.12.2.4 The Design-Builder shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Design-Builder's correction or removal of Work which is not in accordance with the requirements of the Design-Build Documents.

§ A.12.2.5 Nothing contained in this Section A.12.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder might have under the Design-Build Documents. Establishment of the one-year period for correction of Work as described in Section A.12.2.2 relates only to the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder's liability with respect to the Design-Builder's obligations other than specifically to correct the Work.

§ A.12.3 ACCEPTANCE OF NONCONFORMING WORK

§ A.12.3.1 If the Owner prefers to accept Work not in accordance with the requirements of the Design-Build Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be equitably adjusted by Change Order. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE A.13 MISCELLANEOUS PROVISIONS

§ A.13.1 GOVERNING LAW

§ A.13.1.1 The Design-Build Contract shall be governed by the law of the place where the Project is located.

§ A.13.2 SUCCESSORS AND ASSIGNS

§ A.13.2.1 The Owner and Design-Builder respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Design-Build Documents. Except as provided in Section A.13.2.2, neither party to the Design-Build Contract shall assign the Design-Build Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Design-Build Contract.

§ A.13.2.2 The Owner may, without consent of the Design-Builder, assign the Design-Build Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner's rights and obligations under the Design-Build Documents. The Design-Builder shall execute all consents reasonably required to facilitate such assignment.

§ A.13.3 WRITTEN NOTICE

(Paragraph deleted)

§ A.13.3.1 All notices or submittals required or permitted pursuant to this Agreement shall be in writing and shall be deemed given when personally delivered, or on the third day after being posted by certified or registered mail, return receipt requested, postage prepaid, to the party to be notified and marked to the following person's attention at the following address (or to such other address as a party may specify by notice given to the other party pursuant to this provision):

If to Owner, to:	Dan Christensen 7633 South Union Park Avenue Midvale, UT 84047
With copies to:	Christopher R. Sackett Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. 666 Grand Avenue, Suite 2000 Des Moines, IA 50309-2510
If to Design-Builder, to:	Pat Hinner 1211 West Water Street Merrill, WI 54452
With copies to:	Daniel Rupar 500 Third Street, Suite 700 P.O. Box 8050 Wausau, WI 54402-8050

Notice shall be deemed effective (i) upon delivery, if personally delivered, (ii) upon one business day following deposit with a national overnight courier service, fee prepaid, or (iii) upon two business days following deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Design-Builder acknowledges that any notice required to be delivered by Owner hereunder may be delivered by any authorized representative of Owner.

§ A.13.4 RIGHTS AND REMEDIES

§ A.13.4.1 Duties and obligations imposed by the Design-Build Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ A.13.4.2 No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Design-Build Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ A.13.5 TESTS AND INSPECTIONS

§ A.13.5.1 Tests, inspections and approvals of portions of the Work required by the Design-Build Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Design-Builder shall give timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures.

§ A.13.5.2 If the Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section A.13.5.1, the Owner shall in writing instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section A.13.5.3, shall be at the Owner's expense.

§ A.13.5.3 If such procedures for testing, inspection or approval under Sections A.13.5.1 and A.13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Design-Build Documents, all costs made necessary by such failure, including those of repeated procedures, shall be at the Design-Builder's expense.

§ A.13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Design-Build Documents, be secured by the Design-Builder and promptly delivered to the Owner.

§ A.13.5.5 If the Owner is to observe tests, inspections or approvals required by the Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

§ A.13.5.6 Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 13.6 ENTIRE AGREEMENT

§ 13.6.1 The Design-Build Documents constitute the entire Agreement between Owner and Design-Builder. No provision of the Design-Build Documents shall be changed or modified, nor shall the Design-Build Documents be released, in whole or in part, except by an agreement in writing signed by the party against whom the change, modification or release is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of the Design-Build Documents or of any of the rights of either of the parties thereunder be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given, consented to or suffered the waiver. In the event any written change or modification is made as aforesaid (a "Modification"), Owner's rights and remedies under the Design-Build Documents shall in no way be prejudiced or impaired.

§ 13.7 INVALIDITY

§ 13.7.1 If any of the provisions of the Design-Build Documents shall be held to be invalid, such facts shall not invalidate the whole Design-Build Documents or any provisions thereof other than those held invalid, but the Design-Build Documents shall be construed as if not containing the provisions so held to be invalid, and the rights and obligations of the parties shall be enforced accordingly.

§ 13.8 NO PERSONAL LIABILITY

§ 13.8.1 The respective shareholders, officers, directors, agents, employees, members and partners, if any, of Owner and of Design-Builder shall have no personal liability or obligation hereunder. Owner's shareholders, officers, directors, agents, employees, members, and partners, if any, shall have no personal liability under any contract which Design-Builder may enter into on behalf of Owner (with or without Owner's approval). Design-Builder and

Owner further agree that the sole and exclusive remedy of the other for payment and/or performance of this Agreement shall be against the assets of the Owner or of Design-Builder, respectively.

§ 13.9 COMPLIANCE WITH LAWS

§ 13.9.1 Design-Builder shall, at its expense, give all necessary notices and cause all Work done and materials and equipment furnished pursuant to the Design-Build Documents to strictly comply with all applicable Laws.

§ 13.10 REPRESENTATIONS AND WARRANTIES OF DESIGN-BUILDER

§ 13.10.1 The Design-Builder represents and warrants the following to the Owner (in addition to any other representations and warranties contained in the Design-Build Documents), as a material inducement to the Owner to execute this Agreement, which representations and warranties shall survive the execution and delivery of this Agreement, any termination of this Agreement, and the final completion of the Work:

.1 The Design-Builder and its Subcontractors are financially solvent, able to pay all debts as they mature, and possessed of sufficient working capital to complete the Work and perform all obligations hereunder;

.2 The Design-Builder is able to furnish the plans, tools, materials, supplies, equipment, and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;

.3 The Design-Builder is authorized to do business in the State of Iowa and is properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over the Design-Builder and over the Work and the Project. Design-Builder shall require its Subcontractors to be similarly licensed and shall include a similar provision in its Subcontracts.

.4 That the individual executing this Agreement has the full power and authority to execute this Agreement on behalf of Design-Builder and to bind Design-Builder and its partners to all of the covenants, obligations, agreements and duties of Design-Builder herein contained without the necessity of any other signatory to this Agreement, and that any actions taken hereunder by said officer or any partner of Design-Builder shall bind the Design-Builder in all respects.

.5 The execution and delivery of this Agreement by Design-Builder and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Design-Builder is subject or require the consent or approval of any person or materially adversely conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement, contract or commitment to which Design-Builder is a party.

.6 Design-Builder is not party to any legal, administrative, arbitration, investigative or other proceeding or controversy pending, or, to the best of Design-Builder's knowledge, threatened, which would adversely affect Design-Builder's ability to perform under this Agreement.

.7 The Design-Builder possesses a high level of experience and expertise in the business administration, construction, construction management, and superintendence of projects of the size, complexity, and nature of this particular project and will perform the Work with the care, skill, and diligence of such a Design-Builder.

§ 13.11 REPRESENTATIONS AND WARRANTIES OF OWNER

§ 13.11.1 The Owner represents and warrants the following to the Design-Builder (in addition to any other representations and warranties contained in the Design-Build Documents), as a material inducement to the Design-Builder to execute this Agreement, which representations and warranties shall survive the execution and delivery of this Agreement, any termination of this Agreement, and the final completion of the Work:

.1 The Owner is financially solvent, able to pay all debts as they mature, and possessed of sufficient working capital to complete the Work and perform all obligations hereunder;

.2 The Owner is authorized to do business in the State of Wisconsin and is properly licensed by all necessary governmental and public and quasi-public authorities over the Owner.

.3 That the individual executing this Agreement has the full power and authority to execute this Agreement on behalf of Owner and to bind Owner and its partners to all of the covenants, obligations, agreements and duties of Owner herein contained without the necessity of any other signatory to this Agreement, and that any actions taken hereunder by said officer or any partner of Owner shall bind the Owner in all respects.

.4 The execution and delivery of this Agreement by Owner and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions any statute, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Owner is subject or require the consent or approval of any person or materially adversely conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement, contract or commitment to which Owner is a party.

.5 Owner is not party to any legal, administrative, arbitration, investigative or other proceeding or controversy pending, or, to the best of Owner's knowledge, threatened, which would adversely affect Owner's ability to perform under this Agreement.

§ A.13.12 COMMENCEMENT OF STATUTORY LIMITATION PERIOD

§ A.13.12.1 As between the Owner and Design-Builder:

.1 **Before Substantial Completion.** As to acts or failures to act occurring prior to the relevant date of Substantial Completion, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;

.2 **Between Substantial Completion and Final Application for Payment.** As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Application for Payment; and

.3 **After Final Application for Payment.** As to acts or failures to act occurring after the relevant date of issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Design-Builder pursuant to any Warranty provided under Section A.3.5, the date of any correction of the Work or failure to correct the Work by the Design-Builder under Section A.12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Design-Builder or Owner, whichever occurs last.

§ A.13.13 ATTORNEYS FEES

§ A.13.13.1 If either party shall file for arbitration (to the extent permitted hereunder) or bring suit against the other party to enforce the terms of this Agreement, the losing party shall pay the substantially prevailing party the reasonable cost and expenses incurred in such action, including reasonable attorneys' fees.

ARTICLE A.14 TERMINATION OR SUSPENSION OF THE DESIGN/BUILD CONTRACT

§ A.14.1 TERMINATION BY THE DESIGN-BUILDER

§ A.14.1.1 The Design-Builder may terminate the Design-Build Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:

.1 issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

.2 an act of government, such as a declaration of national emergency which requires all Work to be stopped;

.3 the Owner has failed to make payment to the Design-Builder in accordance with the Design-Build Documents; or

.4 the Owner has failed to furnish to the Design-Builder promptly, upon the Design-Builder's request, reasonable evidence as required by Section A.2.2.8.

§ A.14.1.2 The Design-Builder may terminate the Design-Build Contract if, through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner, as described in Section A.14.3, constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ A.14.1.3 If one of the reasons described in Sections A.14.1.1 or A.14.1.2 exists, the Design-Builder may, upon seven days' written notice to the Owner, terminate the Design-Build Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

§ A.14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Design-Builder or a Contractor or their agents or employees or any other persons performing portions of the Work under a direct or indirect contract with the Design-Builder because the Owner has persistently failed to fulfill the Owner's obligations under the Design-Build Documents with respect to matters important to the progress of the Work, the Design-Builder may, upon seven additional days' written notice to the Owner, terminate the Design-Build Contract and recover from the Owner as provided in Section A.14.1.3.

§ A.14.2 TERMINATION BY THE OWNER FOR CAUSE

§ A.14.2.1 The Owner may terminate the Design-Build Contract if the Design-Builder:

.1 persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

.2 fails to make payment to Contractors for services, materials or labor in accordance with the respective agreements between the Design-Builder and the Architect and Contractors;

.3 persistently disregards laws, ordinances or rules, regulations or orders of a public authority having jurisdiction; or

.4 otherwise is guilty of breach of a material provision of the Design-Build Documents.

§ A.14.2.2 When any of the above reasons exist, the Owner shall provide Design-Builder with written notice of the existence of any of such reasons, specifically stating the occurrence. The Design-Builder shall have fourteen (14) days to cure such reason. If such reason is cured within fourteen (14) days, Owner may not terminate the Design-Build Contract for such occurrence of a reason for termination. If, in the reasonable determination of Owner, Design-Builder has not cured such reason, Owner may without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder and the Design-Builder's surety, if any, seven days' written notice, terminate employment of the Design-Builder and may, subject to any prior rights of the surety:

.1 take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2 accept assignment of contracts pursuant to Section A.5.5.1; and

.3 finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Design-Builder, the Owner shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ A.14.2.3 When the Owner terminates the Design-Build Contract for one of the reasons stated in Section A.14.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ A.14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Design-Builder. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner.

§ A.14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

§ A.14.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ A.14.3.2 The Contract Sum, GMP, Construction Schedule, Milestone Dates and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section A.14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:

.1 that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design-Builder is responsible; or

.2 that an equitable adjustment is made or denied under another provision of the Design-Build Contract.

§ A.14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

§ A.14.4.1 The Owner may, at any time, terminate the Design-Build Contract for the Owner's convenience and without cause.

§ A.14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner's convenience, the Design-Builder shall:

.1 cease operations as directed by the Owner in the notice;

.2 take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3 except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing contracts and purchase orders and enter into no further contracts and purchase orders.

§ A.14.4.3 In the event of termination for the Owner's convenience prior to commencement of construction, the Design-Builder shall be entitled to receive payment for design services performed, costs incurred by reason of such termination and reasonable overhead and profit on design services not completed. In case of termination for the Owner's convenience after commencement of construction, the Design-Builder shall be entitled to receive payment for Work executed and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work not executed.

AIA® Document A141™ – 2004 Exhibit B

Determination of the Cost of the Work

for the following PROJECT:
(Name and location or address)

50 MGPY Undenatured Ethanol Plant
Superior, IA

THE OWNER:
(Name and address)

Superior Ethanol, LLC
c/o Green Plains Renewable Energy, Inc.
7945 W. Sahara Avenue, Suite 107
Las Vegas, NV 89117

THE DESIGN-BUILDER:
(Name and address)

Agra Industries, Inc.
1211 West Water Street
Merrill, WI 54452

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

ARTICLE B.2 COSTS TO BE REIMBURSED

(Paragraphs deleted)

§ B.2.1 COST OF THE WORK
The term Cost of the Work shall mean costs necessarily incurred by the Design-Builder in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article B.2. All labor, whether at the Owner's site or at off-site workshops, shall be charged according to Agra's labor rates attached to this Exhibit B as Schedule B.2.1, but only for that portion of their time required for the Work.

§ B.2.2 LABOR COSTS
§ B.2.2.1 Wages of construction workers directly employed by the Design-Builder to perform the construction of the Work at the site or, with the Owner's approval, at off-site locations.

§ B.2.2.2 Wages or salaries of the Design-Builder's supervisory and administrative personnel when stationed at the site with the Owner's approval.

§ B.2.2.3 Wages and salaries of the Design-Builder's supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ B.2.2.4 Costs paid or incurred by the Design-Builder for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections B.2.2.1 through B.2.2.3.

§ B.2.3 CONTRACT COSTS
§ B.2.3.1 Payments made by the Design-Builder to Contractors in accordance with the requirements of their contracts.

§ B.2.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
§ B.2.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ B.2.4.2 Costs of materials described in the preceding Section B.2.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Design-Builder. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ B.2.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS
§ B.2.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Design-Builder at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Design-Builder. The basis for the cost of items previously used by the Design-Builder shall mean the fair market value.

§ B.2.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Design-Builder at the site, whether rented from the Design-Builder or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

§ B.2.5.3 Costs of removal of debris from the site.

§ B.2.5.4 Cost of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ B.2.5.5 That portion of the reasonable expenses of the Design-Builder's personnel incurred while traveling in discharge of duties connected with the Work.

§ B.2.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

§ B.2.6 DESIGN AND OTHER CONSULTING SERVICES
§ B.2.6.1 Compensation, including fees and reimbursable expenses, paid by the Design-Builder for design and other consulting services required by the Design-Build Documents .

§ B.2.7 MISCELLANEOUS COSTS
§ B.2.7.1 That portion of insurance and bond premiums that can be directly attributed to this Design-Build Agreement.

§ B.2.7.2 Sales, use or similar taxes imposed by a governmental authority for on-site consumables that are related to the Work shall be paid as provided for in A.3.6.1. Notwithstanding the above, Owner intends to utilize the rebates and/or programs that my be available from the state of Iowa for reimbursement to Owner for taxes paid in the development of the Facility. If such taxes had been paid by Design-Builder and were not included as part of the Schedule of Values, Design-Builder shall receive from Owner any such rebate or reimbursement.

§ B.2.7.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Design-Builder is required by the Design-Build Documents to pay.

§ B.2.7.4 Fees of laboratories for tests required by the Design-Build Documents, except those related to defective or non-conforming Work for which reimbursement is excluded by Section A.13.5.3 of Exhibit A, Terms and Conditions, or other provisions of the Design-Build Documents, and which do not fall within the scope of Section A.13.5.3.

(Paragraph deleted)

§ B.2.7.6 Data processing costs related to the Work.

§ B.2.7.7 Deposits lost for causes other than the Design-Builder's negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Design-Build Documents.

§ B.2.7.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the Owner and Design-Builder, reasonably incurred by the Design-Builder in the performance of the Work and with the Owner's prior written approval, which approval shall not be unreasonably withheld.

§ B.2.7.9 Expenses incurred in accordance with the Design-Builder's standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved in writing by the Owner at Owner's reasonable discretion.

§ B.2.8 OTHER COSTS AND EMERGENCIES
§ B.2.8.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

§ B.2.8.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section A.10.6 of Exhibit A, Terms and Conditions.

§ B.2.8.3 Cost of repairing or correcting damaged or non-conforming Work executed by the Design-Builder, Contractors, Subcontractors or suppliers, provided that such damaged or non-conforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Design-Builder and only to the extent that the cost of repair or correction is not recoverable by the Design-Builder from insurance, sureties, Contractors, Subcontractors or suppliers.

ARTICLE B.3 COSTS NOT TO BE REIMBURSED

§ B.3.1 The Cost of the Work shall not include:

§ B.3.1.1 Salaries and other compensation of the Design-Builder's personnel stationed at the Design-Builder's principal office or offices other than the site office, except as specifically provided in Sections B.2.2.2 and B.2.2.3.

§ B.3.1.2 Expenses of the Design-Builder's principal office and offices other than the site office.

§ B.3.1.3 Overhead and general expenses, except as may be expressly included in Article B.2 of this Exhibit.

§ B.3.1.4 The Design-Builder's capital expenses, including interest on the Design-Builder's capital employed for the Work.

§ B.3.1.5 Rental costs of machinery and equipment, except as specifically provided in Section B.2.5.2.

§ B.3.1.6 Except as provided in Section B.2.8.3 of this Agreement, costs due to the negligence or failure of the Design-Builder to fulfill a specific responsibility of the Design-Builder, Contractors, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

§ B.3.1.7 Costs of mobile/cell phones, website management fees, two-way radios, copiers, computer office equipment, and personal computer equipment.

§ B.3.1.8 Any cost not specifically and expressly described in Article B.2, Costs to be Reimbursed.

§ B.3.1.9 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price, if any, to be exceeded.

ARTICLE B.4 DISCOUNTS, REBATES AND REFUNDS

§ B.4.1 Cash discounts obtained on payments made by the Design-Builder shall accrue to the Owner if (1) before making the payment, the Design-Builder included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Design-Builder with which to make payments; otherwise, cash discounts shall accrue to the Design-Builder. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Design-Builder shall make provisions so that they can be secured.

§ B.4.2 Amounts that accrue to the Owner in accordance with the provisions of Section B.4.1 shall be credited to the Owner as a deduction from the Cost of Work.

ARTICLE B.5 CONTRACTS AND OTHER AGREEMENTS OTHER THAN FOR DESIGN PROFESSIONALS HIRED BY THE DESIGN-BUILDER

§ B.5.1 Those portions of the Work that the Design-Builder does not customarily perform with the Design-Builder's own personnel shall be performed by others under contracts or by other appropriate agreements with the Design-Builder. The Owner may designate specific persons or entities from whom the Design-Builder shall obtain bids. The Design-Builder shall obtain bids from Contractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. The Owner shall then determine which bids will be accepted. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has reasonable objection.

§ B.5.2 Contracts or other agreements shall conform to the applicable payment provisions of this Design-Build Agreement, and shall not be awarded on the basis of cost plus a fee without the Owner's prior consent. Contracts and other agreements must be competitively bid; the Design-Builder must request bids from a minimum of three (3) bidders if possible at the discretion of Design-Builder, including bidders not related to or affiliated with the Design-Builder; and Owner may introduce up to three (3) bidders to submit bids in a timely fashion in accordance with the Project Schedule.

ARTICLE B.6 ACCOUNTING RECORDS

§ B.6.1 The Design-Builder or any affiliated person or entity which performs a portion of the Work shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Agreement, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Design-Builder's records, books, correspondence, instructions, receipts, contracts, purchase orders, vouchers, memoranda and other data relating to this Agreement, and the Design-Builder shall preserve these for a period of three years after final payment, or for such longer period as may be required by law. The parties agree that this Agreement shall, to the greatest extent possible, be an "open-book" agreement. All records shall be maintained in accordance with generally accepted accounting procedures, consistently applied. Design-Builder shall make all books and records available to Owner at either the Project Site or Design-Builder's office. If any inspection by the Owner of the Design-Builder's records, books, correspondence, instructions, drawings, receipts, vouchers, memorandum or any other data relating to the Agreement Documents reveals an overcharge, then in addition to refunding or rebating to Owner the amount of the overcharge, Design-Builder shall pay to Owner all of Owner's reasonable costs and expenses incurred with respect to auditing Design-Builder's books and records, including attorney and professional fees. All records made available to Owner are the confidential information of Design-Builder and shall not be used for any other purpose than inspection by Owner and Owner's accountants.

§ B.6.2 When the Design-Builder believes that all the Work required by the Agreement has been fully performed, the Design-Builder shall deliver to the Owner's accountant a final accounting of the Cost of the Work.

§ B.6.3 The Owner's accountants will review and report in writing on the Design-Builder's final accounting within 21 days after delivery of the final accounting. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Design-Builder's final accounting, and provided the other conditions of Section A.9.10 of the Agreement have been met, the Owner will, within seven days after receipt of the written report of the Owner's accountants, notify the Design-Builder in writing of the Owner's intention to make final payment or to withhold final payment.

§ B.6.4 If the Owner's accountants report the Cost of the Work as substantiated by the Design-Builder's final accounting to be less than claimed by the Design-Builder, the Design-Builder shall be entitled to initiate resolution of the dispute pursuant to Article 6 of the Agreement and Article A.4 of Exhibit A, Terms and Conditions, for the disputed amount. If the Design-Builder fails to so initiate resolution of the dispute within the period of time required by Section A.4.1.2 of Exhibit A, Terms and Conditions, the substantiated amount reported by the Owner's accountants shall become binding on the Design-Builder. Pending a final resolution pursuant to Article 6 of the Agreement and Article A.4 of Exhibit A, Terms and Conditions, the Owner shall pay the Design-Builder the amount, if any, determined by the Owner's accountant to be due the Design-Builder.

§ B.6.5 If, subsequent to final payment and at the Owner's request, the Design-Builder incurs costs in connection with the correction of defective or non-conforming work as described in Article B.2, Costs to be Reimbursed, and not excluded by Article B.3, Costs Not to be Reimbursed, the Owner shall reimburse the Design-Builder such costs and the Design-Builder's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Design-Builder has participated in savings as provided in Section 4.4.3.1 of the Agreement, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Design-Builder.

AIA® Document A141™ – 2004 Exhibit B

Determination of the Cost of the Work

for the following PROJECT:
(Name and location or address)

50 MGPY Undenatured Ethanol Plant
Superior, IA

THE OWNER:
(Name and address)

Superior Ethanol, LLC
c/o Green Plains Renewable Energy, Inc.
7945 W. Sahara Avenue, Suite 107
Las Vegas, NV 89117

THE DESIGN-BUILDER:
(Name and address)

Agra Industries, Inc.
1211 West Water Street
Merrill, WI 54452

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

ARTICLE B.2 COSTS TO BE REIMBURSED

(Paragraphs deleted)

§ B.2.1 COST OF THE WORK
The term Cost of the Work shall mean costs necessarily incurred by the Design-Builder in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article B.2. All labor, whether at the Owner's site or at off-site workshops, shall be charged according to Agra's labor rates attached to this Exhibit B as Schedule B.2.1, but only for that portion of their time required for the Work.

§ B.2.2 LABOR COSTS
§ B.2.2.1 Wages of construction workers directly employed by the Design-Builder to perform the construction of the Work at the site or, with the Owner's approval, at off-site locations.

§ B.2.2.2 Wages or salaries of the Design-Builder's supervisory and administrative personnel when stationed at the site with the Owner's approval.

§ B.2.2.3 Wages and salaries of the Design-Builder's supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ B.2.2.4 Costs paid or incurred by the Design-Builder for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections B.2.2.1 through B.2.2.3.

§ B.2.3 CONTRACT COSTS
§ B.2.3.1 Payments made by the Design-Builder to Contractors in accordance with the requirements of their contracts.

§ B.2.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
§ B.2.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ B.2.4.2 Costs of materials described in the preceding Section B.2.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Design-Builder. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ B.2.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS
§ B.2.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Design-Builder at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Design-Builder. The basis for the cost of items previously used by the Design-Builder shall mean the fair market value.

§ B.2.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Design-Builder at the site, whether rented from the Design-Builder or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

§ B.2.5.3 Costs of removal of debris from the site.

§ B.2.5.4 Cost of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ B.2.5.5 That portion of the reasonable expenses of the Design-Builder's personnel incurred while traveling in discharge of duties connected with the Work.

§ B.2.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

§ B.2.6 DESIGN AND OTHER CONSULTING SERVICES
§ B.2.6.1 Compensation, including fees and reimbursable expenses, paid by the Design-Builder for design and other consulting services required by the Design-Build Documents .

§ B.2.7 MISCELLANEOUS COSTS
§ B.2.7.1 That portion of insurance and bond premiums that can be directly attributed to this Design-Build Agreement.

§ B.2.7.2 Sales, use or similar taxes imposed by a governmental authority for on-site consumables that are related to the Work shall be paid as provided for in A.3.6.1. Notwithstanding the above, Owner intends to utilize the rebates and/or programs that my be available from the state of Iowa for reimbursement to Owner for taxes paid in the development of the Facility. If such taxes had been paid by Design-Builder and were not included as part of the Schedule of Values, Design-Builder shall receive from Owner any such rebate or reimbursement.

§ B.2.7.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Design-Builder is required by the Design-Build Documents to pay.

§ B.2.7.4 Fees of laboratories for tests required by the Design-Build Documents, except those related to defective or non-conforming Work for which reimbursement is excluded by Section A.13.5.3 of Exhibit A, Terms and Conditions, or other provisions of the Design-Build Documents, and which do not fall within the scope of Section A.13.5.3.

(Paragraph deleted)

§ B.2.7.6 Data processing costs related to the Work.

§ B.2.7.7 Deposits lost for causes other than the Design-Builder's negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Design-Build Documents.

§ B.2.7.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the Owner and Design-Builder, reasonably incurred by the Design-Builder in the performance of the Work and with the Owner's prior written approval, which approval shall not be unreasonably withheld.

§ B.2.7.9 Expenses incurred in accordance with the Design-Builder's standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved in writing by the Owner at Owner's reasonable discretion.

§ B.2.8 OTHER COSTS AND EMERGENCIES
§ B.2.8.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

§ B.2.8.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section A.10.6 of Exhibit A, Terms and Conditions.

§ B.2.8.3 Cost of repairing or correcting damaged or non-conforming Work executed by the Design-Builder, Contractors, Subcontractors or suppliers, provided that such damaged or non-conforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Design-Builder and only to the extent that the cost of repair or correction is not recoverable by the Design-Builder from insurance, sureties, Contractors, Subcontractors or suppliers.

ARTICLE B.3 COSTS NOT TO BE REIMBURSED

§ B.3.1 The Cost of the Work shall not include:

§ B.3.1.1 Salaries and other compensation of the Design-Builder's personnel stationed at the Design-Builder's principal office or offices other than the site office, except as specifically provided in Sections B.2.2.2 and B.2.2.3.

§ B.3.1.2 Expenses of the Design-Builder's principal office and offices other than the site office.

§ B.3.1.3 Overhead and general expenses, except as may be expressly included in Article B.2 of this Exhibit.

§ B.3.1.4 The Design-Builder's capital expenses, including interest on the Design-Builder's capital employed for the Work.

§ B.3.1.5 Rental costs of machinery and equipment, except as specifically provided in Section B.2.5.2.

§ B.3.1.6 Except as provided in Section B.2.8.3 of this Agreement, costs due to the negligence or failure of the Design-Builder to fulfill a specific responsibility of the Design-Builder, Contractors, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

§ B.3.1.7 Costs of mobile/cell phones, website management fees, two-way radios, copiers, computer office equipment, and personal computer equipment.

§ B.3.1.8 Any cost not specifically and expressly described in Article B.2, Costs to be Reimbursed.

§ B.3.1.9 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price, if any, to be exceeded.

ARTICLE B.4 DISCOUNTS, REBATES AND REFUNDS

§ B.4.1 Cash discounts obtained on payments made by the Design-Builder shall accrue to the Owner if (1) before making the payment, the Design-Builder included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Design-Builder with which to make payments; otherwise, cash discounts shall accrue to the Design-Builder. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Design-Builder shall make provisions so that they can be secured.

§ B.4.2 Amounts that accrue to the Owner in accordance with the provisions of Section B.4.1 shall be credited to the Owner as a deduction from the Cost of Work.

ARTICLE B.5 CONTRACTS AND OTHER AGREEMENTS OTHER THAN FOR DESIGN PROFESSIONALS HIRED BY THE DESIGN-BUILDER

§ B.5.1 Those portions of the Work that the Design-Builder does not customarily perform with the Design-Builder's own personnel shall be performed by others under contracts or by other appropriate agreements with the Design-Builder. The Owner may designate specific persons or entities from whom the Design-Builder shall obtain bids. The Design-Builder shall obtain bids from Contractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. The Owner shall then determine which bids will be accepted. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has reasonable objection.

§ B.5.2 Contracts or other agreements shall conform to the applicable payment provisions of this Design-Build Agreement, and shall not be awarded on the basis of cost plus a fee without the Owner's prior consent. Contracts and other agreements must be competitively bid; the Design-Builder must request bids from a minimum of three (3) bidders if possible at the discretion of Design-Builder, including bidders not related to or affiliated with the Design-Builder; and Owner may introduce up to three (3) bidders to submit bids in a timely fashion in accordance with the Project Schedule.

ARTICLE B.6 ACCOUNTING RECORDS

§ B.6.1 The Design-Builder or any affiliated person or entity which performs a portion of the Work shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Agreement, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Design-Builder's records, books, correspondence, instructions, receipts, contracts, purchase orders, vouchers, memoranda and other data relating to this Agreement, and the Design-Builder shall preserve these for a period of three years after final payment, or for such longer period as may be required by law. The parties agree that this Agreement shall, to the greatest extent possible, be an "open-book" agreement. All records shall be maintained in accordance with generally accepted accounting procedures, consistently applied. Design-Builder shall make all books and records available to Owner at either the Project Site or Design-Builder's office. If any inspection by the Owner of the Design-Builder's records, books, correspondence, instructions, drawings, receipts, vouchers, memorandum or any other data relating to the Agreement Documents reveals an overcharge, then in addition to refunding or rebating to Owner the amount of the overcharge, Design-Builder shall pay to Owner all of Owner's reasonable costs and expenses incurred with respect to auditing Design-Builder's books and records, including attorney and professional fees. All records made available to Owner are the confidential information of Design-Builder and shall not be used for any other purpose than inspection by Owner and Owner's accountants.

§ B.6.2 When the Design-Builder believes that all the Work required by the Agreement has been fully performed, the Design-Builder shall deliver to the Owner's accountant a final accounting of the Cost of the Work.

§ B.6.3 The Owner's accountants will review and report in writing on the Design-Builder's final accounting within 21 days after delivery of the final accounting. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Design-Builder's final accounting, and provided the other conditions of Section A.9.10 of the Agreement have been met, the Owner will, within seven days after receipt of the written report of the Owner's accountants, notify the Design-Builder in writing of the Owner's intention to make final payment or to withhold final payment.

§ B.6.4 If the Owner's accountants report the Cost of the Work as substantiated by the Design-Builder's final accounting to be less than claimed by the Design-Builder, the Design-Builder shall be entitled to initiate resolution of the dispute pursuant to Article 6 of the Agreement and Article A.4 of Exhibit A, Terms and Conditions, for the disputed amount. If the Design-Builder fails to so initiate resolution of the dispute within the period of time required by Section A.4.1.2 of Exhibit A, Terms and Conditions, the substantiated amount reported by the Owner's accountants shall become binding on the Design-Builder. Pending a final resolution pursuant to Article 6 of the Agreement and Article A.4 of Exhibit A, Terms and Conditions, the Owner shall pay the Design-Builder the amount, if any, determined by the Owner's accountant to be due the Design-Builder.

§ B.6.5 If, subsequent to final payment and at the Owner's request, the Design-Builder incurs costs in connection with the correction of defective or non-conforming work as described in Article B.2, Costs to be Reimbursed, and not excluded by Article B.3, Costs Not to be Reimbursed, the Owner shall reimburse the Design-Builder such costs and the Design-Builder's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Design-Builder has participated in savings as provided in Section 4.4.3.1 of the Agreement, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Design-Builder.

Schedule 3.2
Performance Guarantees

EXHIBIT C
PERFORMANCE TEST PROTOCOLS

1. Performance Test Protocols

1.1 Pre-Test Preparation

1.1.1Prior to the PERFORMANCE TESTS, the PLANT must have reached Mechanical Completion. In addition, the OWNER must have run the PLANT or near design rate consistently for a period of seven (7) days, as evidenced by plant operational data provided to Delta-T by OWNER, before the PERFORMANCE TEST is initiated. Before commencement of PERFORMANCE TEST, OWNER shall notify DELTA-T in writing at least seven (7) Days prior to planned commencement of the PERFORMANCE TEST that all pre-test conditions have been satisfied, including the following:

- Adequate and competent supervision, personnel and resources for effective operation, maintenance and performance analysis of the PLANT, including laboratory analysis, temporary meters or other measuring devices and instrumentation specified as to accuracy and reproducibility by DELTA-T in advance of the PERFORMANCE TEST required to conduct and evaluate the PERFORMANCE TEST shall have been furnished. The PLANT shall be operated and maintained in accordance with the technical advice and instruction from the DELTA-T Operations Manual and on-site directives from DELTA-T, and otherwise within generally accepted practices within the fuel ethanol industry.
- The PLANT, its machinery, equipment, instrumentation and piping, shall all be clean lubricated where appropriate, leak tight, and ready to operate according to design specifications. All systems and appropriate checkouts and calibrations shall have been completed and documented by responsible PLANT technicians, contractors, and/or vendors. Analytical and any special test equipment and reagents will have been calibrated and made accurate.
- Cleaning (CIP) of the process equipment has been accomplished seven (7) days or less before the PERFORMANCE TEST per DELTA-T direction and standard procedures set out in the DELTA-T Operations Manual. All ingredients and supplies required to complete the test are on hand. This includes, but is not limited to, feedstock of corn (meeting specifications listed in Exhibit D Section 1.2) supplied in stable quantities sufficient to support PLANT operation at a rate up to 120% of the guaranteed fuel ethanol production rate, as well as sufficient steam and other utilities, enzymes, chemicals, and other ingredients of the type specified by DELTA-T in the Operations Manual and supplies to support PLANT operation at a rate up to 120% of the guaranteed fuel ethanol production rate.
- Adequate operation, analytical, and maintenance support shall be scheduled for the test period.

1.2 Coordination

1.2.1 DELTA-T shall coordinate the PERFORMANCE TEST with OWNER during the 24 hour/day around the clock PERFORMANCE TEST period. This coordination of the PERFORMANCE TEST activities will be handled by a DELTA-T representative designated to serve as DELTA-T's Test Coordinator ("Test Coordinator"). The Test Coordinator will work with an individual designated by the OWNER to be its representative for the PERFORMANCE TEST to set the test schedule and to coordinate operations during the test period. DELTA-T will also assign DELTA-T Shift Coordinators to support the operation during the test period.

1.2.2 OWNER shall supply, or cause to be supplied, all feedstock, utilities and other supplies and services required to conduct the PERFORMANCE TEST, as specified under Section 1.1.1 above, throughout the entire PLANT during all PERFORMANCE TESTS.

1.2.3 OWNER shall direct its personnel in the operation of the PLANT in a manner consistent with the operating parameters provided in the Operations Manual.

1.3 Conducting the Test

1.3.1 The DELTA-T Test Coordinator shall be provided with operating data by the OWNER sufficient to verify that the PLANT is operating at a condition suitable for initiation of the PERFORMANCE TEST. At the scheduled start time of the PERFORMANCE TEST, the DELTA-T Test Coordinator will signal that the test has formally begun and will direct operators to take the initial test measurements. The test will be conducted over a three-day (72 hour) period of operation. During the Test period, the PLANT shall be operated by the OWNER in compliance with the Delta-T Operations Manual and instructions provided by DELTA-T, including, without limitation, adjustments in temperatures, pressures, feedstock rates, steam flow, and other process control inputs, provided these adjustments do not result in unsafe operating conditions. PLANT operators will monitor and record operating data according to standard procedures and in addition will record the supplemental data specified in this protocol on data sheets in the form to be provided by DELTA-T. Records will be developed from permanent plant equipment that is calibrated immediately prior to test. All test measurements will be reviewed by the Test Coordinator (or a designated representative). If the Test Coordinator believes that there might be a problem with the measurement method or reading, the reading will be retaken and verified by the Test Coordinator and OWNER'S Representative. Immediately upon the conclusion of the PERFORMANCE TEST, the Test Coordinator will meet with representatives of OWNER to review the test results. DELTA-T and OWNER shall each be given a copy of the test results. If the Performance Guarantees have been met, then OWNER shall promptly issue a notice to DELTA-T to such effect. If the PERFORMANCE TESTS have not been met, then OWNER shall issue a written notice to DELTA-T within one (1) day of completion of the PERFORMANCE TESTS indicating in what manner such Performance Guarantees have not been successfully completed.

1.3.2 If the 72-hour test period is interrupted for any reason within DELTA-T's control or OWNER'S control, a new three-day test period will resume after the cause for the interruption has been corrected and the PLANT has achieved an acceptable

operating capacity at substantially the same rate immediately prior to the interruption. DELTA-T and OWNER shall stop the PERFORMANCE TEST if it becomes obvious that it cannot be carried to a satisfactory conclusion in the current attempt. If the PERFORMANCE TEST has been interrupted for reasons not attributable to DELTA-T, and continues to be interrupted such that DELTA-T has spent a cumulative period of ten (10) calendar days on site since the commencement of the test, then OWNER shall compensate DELTA-T for the personnel that DELTA-T has on site. This compensation period shall begin on the cumulative 11th day on site, and will continue until the completion of the PERFORMANCE TEST. This compensation will cease should the inability to complete the PERFORMANCE TEST be the fault of DELTA-T. Compensation rates are provided in Exhibit __.

2. Analytical/Calculation Protocols

2.1 Undenatured Fuel Ethanol Quality

METHOD:	Analyze samples according to DELTA-T provided procedures. The last test result before emptying day tank into main storage tank shall determine the quality for the batch. The average of all batch test results over the test period shall be used in determining the quality for the PEFORMANCE TEST. If the fuel ethanol in the day tank does not meet the quality specifications of Exhibit D, section 1.2.1, DELTA-T has the discretion to send it on to the main storage tank (on the theory that the blended product in the main storage tank will meet the quality specifications) the average of all batch test results shall be used to establish the blended quality. If the blended fuel ethanol does not meet quality specifications as a result of below quality product measured in one or more day tank batches the volume of the batch(s) shall not be included in ethanol production "rate" quantities used in calculating liquidated damages.
SAMPLE POINT:	Undenatured Fuel Ethanol Day Tank Storage
SAMPLE SIZE:	250 mls.
SAMPLE CONTAINER:	Nalgene
FREQUENCY:	Once per two (2) hours
SAMPLES RETAINED:	All
PREPARATION:	Standardize test reagents. Clean glassware and sample containers. Assure that reagents are of sufficient quality.
DOCUMENTATION:	Log results on a PERFORMANCE TEST Data Sheet.

2.2 Undenatured Fuel Ethanol Production Rate

METHOD: The day tank will be manually measured every eight (8) hours to serve as the principal method of measurement of production volume, along with a final measurement of the day tank before the contents are sent to the main storage tank(s). In addition, flow totalizer readings will be taken from product meter or other measuring device mutually agreed upon between OWNER and DELTA-T at regular intervals as backup verification of the manual measurements. The total volume from the test meters will be adjusted to a volume equivalent 99.50wt% ethanol at 60°F. Divide by the total number of test hours to determine the average rate over the test period. Multiply result by 1.05 to calculate Denatured Fuel Ethanol Rate.

SAMPLE POINT: Product volumetric totalizing meter (with computer monitoring) after Product Receiver.

SAMPLE SIZE: N/A

SAMPLE CONTAINER: N/A

FREQUENCY: Once per two (2) hours and at the end of each Day Tank batch.

SAMPLES RETAINED: N/A

PREPARATION: Certify that the flow meter is properly calibrated.

DOCUMENTATION: Log results on a PERFORMANCE TEST Data Sheet and sign off by the OWNER and DELTA-T.

2.3 Undenatured Fuel Ethanol Yield

BASIS: 56 lb. per bushel corn containing 14.5% moisture and 72% dry starch and of 1% foreign material (by weight).

METHOD: Record corn weigh belt totalizer readings to measure the accumulated meal weight. Measure the sample moisture and starch content. Convert total undenatured ethanol volume from the Rate Test to weight at 60°F. Divide the calculated mass quantity of undenatured ethanol by the calculated corn mass

quantity of total starch fed over the time period to determine yield. In addition, this weigh belt total should be cross checked by totaling all corn receipts, subtracting all foreign material content, and taking into account the current corn bin volumes.

TEST POINT: Corn weigh belt

FREQUENCY: Once per two hours

PREPARATION: Certify that the weigh belt is properly calibrated

DOCUMENTATION: Log results on "PERFORMANCE TEST Data Sheet"

2.4 Process Electrical Consumption

METHOD: Record electric meter readings at beginning of test and at the required frequency thereafter. Divide total Kwh for test period by total volume of undenatured ethanol produced to determine average Kwh per gallon. Average results of all calculations for test periods to determine the process electrical power consumption value for PERFORMANCE TEST.

TEST POINT: Electric power meter types and locations as established by Delta-T, and as necessary to isolate process consumption.

FREQUENCY: Once per twenty four (24) hours

PREPARATION: Isolate process electrical consumption activities during test period.

DOCUMENTATION: Log results on a PERFORMANCE TEST Data Sheet

2.5 Natural Gas Consumption

METHOD: Record plant natural gas meter totalizer readings in MCF over test period. Obtain higher heating value specification for gas over the test period and calculate the BTU over the test period. Divide this value by the amount of undenatured ethanol produced during the test period to determine BTU per gallon of undenatured ethanol produced during the test period. Quantities of natural gas will be adjusted to 1,000 btu/ft^3 (70° F, 1 atm) and 10% DDGS moisture respectively before the calculation is made. Average results of all calculations for test period to determine natural gas consumption value for Acceptance Test.

TEST POINT: Plant gas meter

FREQUENCY: Once per two (2) hours

PREPARATION: Certify gas meter is properly calibrated and suspend all non-process use of natural gas.

DOCUMENTATION: Log results on an "Acceptance Test Data Sheet."

2.6 CALCULATION PROTOCOL

All calculations will be based on actual measured data taken during the test period. For any given sample period, the average value during that period will be determined by the average of the measured data points for that sample period. The liquidated damages, if any, will be determined using the data collected for each individual sample period and averaged over the PERFORMANCE TEST period. All samples shall be taken in duplicate and OWNER and DELTA-T shall each retain one sample. OWNER shall analyze one of the duplicates; the second shall be reserved for use in case of a disagreement. OWNER shall cause such analyses to be conducted at the Plant during the PERFORMANCE TEST period and in the presence of the Test Coordinator or such coordinator's designee, and Owner and Lender's Independent Engineer if they are present. In case of disagreement, a referee laboratory shall be selected by agreement between OWNER and DELTA-T, and the cost of such referee laboratory shall be paid by the party or parties not substantiated by the referee. The findings of this referee laboratory shall be accepted as final.

EXHIBIT D
PERFORMANCE GUARANTEES

1. Performance Guarantee Figures

Performance guarantees are subject to the PERFORMANCE TEST PROTOCOL set forth in Exhibit C being adhered to, raw material, chemicals, and utilities being provided in conformance with quality and quantity requirements established by Delta-T; and equipment being operated and maintained in accordance with manufacturers' recommendations and the DELTA-T Operations Manual.

1.1 Definitions

The term "guarantee" as used herein shall have the same meaning as "warranty."

1.2 Process Guarantees

All quantities set forth below are based on average quantities over the period of the applicable PERFORMANCE TEST.

1.2.1 Anhydrous Undenatured Ethanol Production Guarantee

Anhydrous Fuel Ethanol Production Rate:	Minimum 5952 US undenatured gallons per hour (average) based on a minimum feedstock specification of 56 lb/bushel test weight corn containing a maximum of 14.5% moisture (by weight), a minimum of 72% dry starch (by weight) and a max of 1% foreign material (by weight). Undenatured ethanol will meet specifications for fuel ethanol per ASTM D4806-01 approved 10AUG01.
Anhydrous Fuel Ethanol Yield:	Maximum 1.94 pounds of convertible starch content in the corn feed to the Plant per 1.0 pounds of anhydrous undenatured ethanol (average) based on corn specification of #2 Yellow Dent corn, minimum 56 lb/bushel, maximum 14.5% (wgt) moisture, minimum 72% (wgt dry, trash-free) starch, maximum 1% (wgt) trash.

1.2.2 Utility Consumption Guarantees

Natural Gas.	22,000 BTUs of natural gas to produce undenatured fuel ethanol and an additional 14,000 BTUs of natural gas to dry DDGS and condensed solubles at a minimum gas quality of

	1,000 BTUs per standard cubic foot (1atm, 70° F) with a feedstock at 72% starch on a dry weight basis and 14.5% moisture.
Process Electrical Consumption:	• Maximum 1.0 kWh per gallon of undenatured fuel ethanol produced to operate the main process. This number includes process equipment components in mash preparation, liquefaction and cook, saccharification, yeast mix and propagation, fermentation, distillation, dehydration and acid reduction, evaporation, separation and stillage, process condensate, chemical storage, CO2 scrubbing, and compressed air for yeast propagation and fermentation, and closed seal water system. Also number includes electrical use of cooling tower, air compressor, boiler, and DDG dryer.

2. Right to Cure; Limitation on Liquidated Damage Claim

In the event that one or more of the performance criteria set forth in Section 1.2 above are not satisfied, DELTA-T shall have the right at its expense to require a test of the degree of accuracy of the testing equipment and testing methods and procedures. If the variation from the guaranteed rates is less than or equal to the demonstrated margin of error of the relevant PERFORMANCE TEST, then OWNER shall have the right (but not the obligation) to make improvements in the testing equipment, at OWNER'S cost, and require that DELTA-T repeat the relevant PERFORMANCE TEST. If OWNER does not make such improvements, then DELTA-T shall have the right to do so and OWNER shall reimburse DELTA-T for the cost of making the required improvements. If the performance criteria set forth in Exhibit D, Section 1.1 are not satisfied for reasons not attributable to DELTA-T, then OWNER may, at its option, remedy the defect or deficiency and have the PERFORMANCE TESTS re-run at any time within six (6) months of the date of commencement of the first ACCEPTANCE TEST, or pay to DELTA-T the remaining unpaid portion of the Fee.

DELTA-T shall have the right, but not the obligation, for a period of up to six (6) months, to take whatever action is reasonably necessary and consistent with sound engineering and construction practices to cause the PLANT to satisfy the performance guarantees in Section 1.2, and to re-run the PERFORMANCE TEST one or more times before paying any liquidated damages as a result of failing to meet the guarantees. Any claims for liquidated damages must be in writing and shall be submitted to Delta-T no later than thirty (30) days from the date of completion of the last PERFORMANCE TEST, which requires the payment of liquidated damages.

The Parties acknowledge and agree that the terms of this Contract with respect to liquidated damages, including those payable under this Exhibit D, are fair and reasonable considering the damage Owner would sustain in the event of DELTA-T's failure to perform as required under

this Contract, that such damages have been agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact damages that would be sustained by Owner, and that such liquidated damages provisions shall be applicable regardless of the actual amount of damages sustained. All amounts shall be paid as liquidated damages and not as penalty.

3. Liquidated Damages and Maximum Damages for Process Guarantees

3.1 Amount of Damages:

If a defect in the BASIC PROCESS DESIGN causes the PLANT to fail one or more of the process performance guarantees set forth in Section1.2 above during a PERFORMANCE TEST as provided herein, and DELTA-T has not been able to correct the defect and pass all components of the PERFORMANCE TESTS within the time set forth at Section 2 above, then OWNER shall be entitled to liquidated damages based on the net amount due as allocated below **up to a maximum cumulative amount of $2 million in accordance with Article __ of the General Conditions of this Contract.**

The sum of the countervailing factors, determined as set forth under Section 3.2 below, shall be deducted from the sum of the damages determined thereunder. In no case, however, shall OWNER have any obligation to pay DELTA-T as a result of such calculation. If the countervailing factors are greater than the damages the calculation the liquidated damages shall be deemed to be zero and neither Party shall have any obligation to the other as a result of the PERFORMANCE TEST.

3.2 Amount of Damages and Countervailing Factors

Fuel Ethanol Yield:	$38,000.00 per 0.01 lb of anhydrous undenatured ethanol per lb of convertible starch that the PERFORMANCE TEST results show lower or higher than the guaranteed ethanol yield listed in Paragraph 1.2 above. To the extent the yield is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.
Fuel Ethanol Production Rate:	$23,000.00 per 50,000 US gallons per year of undenatured ethanol that the PERFORMANCE TEST results show lower or higher than the guarantee ethanol production rate listed in Paragraph 1.2 above. To the extent the rate is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.

Natural Gas Consumption:	**$22,000.00** per each 100 BTU per US gallon of undenatured ethanol that the PERFORMANCE TEST results show higher or lower than guaranteed natural gas consumed for the boiler and DDGS dryer listed in Paragraph 1.2 above. To the extent the consumption is higher the resulting number shall constitute damages. To the extent that it is lower the resulting amount shall be a countervailing factor.
Process Electrical	$20,000.00 per each 0.015 kWh per US gallon of

Consumption:	undenatured ethanol that the PERFORMANCE TEST results show higher or lower than the guaranteed power consumption production rate listed in Paragraph 1.2 above. To the extent the consumption is lower the resulting number shall constitute damages. To the extent that it is higher the resulting amount shall be a countervailing factor.

3.3 Damages Reasonable

The Parties acknowledge and agree that the terms of this Agreement with respect to liquidated damages, including those payable under this Exhibit D, are fair and reasonable considering the damage OWNER would sustain in the event of the failure of the Plant to meet the performance guarantees set forth above, that such damages have been agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact damages that would be sustained by OWNER, and that such liquidated damages provisions shall be applicable regardless of the actual amount of damages sustained. All amounts shall be paid as liquidated damages and not as a penalty.

4. Conditions to Process Guarantees

4.1 DELTA-T shall have no obligation or liability for any claimed breach of warranty or guarantee under this Exhibit D to the extent DELTA-T has been relieved from its full warranty as provided at Article __ of the Contract. In addition, to the extent such warranty or guarantee may reasonably be believed to be affected, DELTA-T shall be relieved of its warranty or guarantee obligations arising from:

4.1.1 The feedstock provided by OWNER to be provided by Owner, does not comply with the conditions described herein.

4.1.2 Contamination of feedstock or other materials to which the Equipment is exposed.

4.1.3 Abuse, or poor maintenance, of the Equipment.

4.1.4 OWNER'S failure to supply utilities required to meet the guaranteed production rates as set forth at Section 1.2.2 of Exhibit C.

4.1.5 OWNER's failure to provide electric service with at least a .85 Power Factor.

4.1.6 OWNER'S failure to fulfill any of its obligations, which individually or in the aggregate are material, under the PERFORMANCE TEST protocols set forth at Exhibit C above.

4.1.7 OWNER'S failure, in any material way, to operate the PLANT in accordance with the operating manuals and instructions provided by DELTA-T.

4.1.8 If OWNER designs or procures equipment and systems that fail to meet DELTA-T'S BASIC PROCESS DESIGN specifications for energy efficiency.

EXHIBIT E
MECHANICAL COMPLETION, COMMISSIONING, STARTUP

Definitions:

Mechanical Completion: The completion of construction activities essential to the safe and proper operation of the plant, as more fully listed below. This includes site, building, mechanical equipment, piping, electrical and instrumentation.

Commissioning: The checking and preparation of the plant for operation, functional control loop checking, interlock testing, system purging and utility system startups, as more fully listed below. In general, the tasks required taking the plant from mechanical completion and making it ready for start-up.

Ready for Startup: When the activities listed for Mechanical Completion and Commissioning have occurred and the Plant is ready to mill corn at the hammer mills. At that time, DELTA-T will notify OWNER that the Plant is Ready for Startup.

Startup: Startup begins with the initial feed of raw material to the plant, filling of Equipment with operating material, startup and operation of individual process stages, adjustment and optimization of operating conditions, optimization of control loops, verification of startup, shutdown and partial load operations. Utility system startups (unless integrated with the processing portions of the plant) are a part of the Commissioning Phase.

These events may not occur at the same point in time for all parts of the plant. Utility systems needed for operation of the rest of the plant may reach Mechanical Completion, Commissioning and Startup before the main process parts of the plant. Some processing areas of the plant or sub-systems of operating areas may reach Mechanical Completion and be Commissioned and Started up before other parts of the plant, for example, grain receiving and storage may be completed and into operation, i.e., filled with grain, prior to other parts of the facility.

The following lists indicate the activities or events, which take place in each of the phases described.

Mechanical Completion

- Inspection of all equipment to check that erected facilities conform to construction drawings and Contract specifications.
- Non-operating field leak tests or field pressure tests on piping and field-fabricated equipment as required by the Contract specifications, disposing of test media on site at a location specified by Owner, and removal of test blinds and restoring systems to "ready for operation" condition.
- Removal of all temporary supports, bracing or other foreign objects.
- Inspection of all columns to ensure proper installation of all internals.

- Field inspection of all shop fabricated equipment.
- Line flushing as part of hydrotesting.
- Check to ensure that all baseplates and soleplates are level and properly grouted.
- Check pipe hangers, supports, guides and pipe specialties, and remove all shipping and erection bracing.
- Check alignment of all piping fit-up with equipment to avoid excessive nozzle loading and pipe stresses.
- Insulation for process purposes.
- Install Lubricants.
- Check rotating machinery for correct direction of rotation and for freedom of moving parts.
- Check cold alignments on rotating equipment.
- Schedule the services of factory representatives for equipment or other items as required.
- Electrical and Instrumentation installed.

Commissioning

- Test burners.
- Dry out castables, refractory and brickwork according to the manufacturer's instructions (if not yet completed).
- Regenerate media as required.
- Test refrigeration systems and low-temperature units in cold condition.
- Check thermal expansions.
- Check safety valves; re-adjust if required.
- Check supports, suspensions and flexibility for thermal expansion.
- Verify start-up strainers removed, or in place as required.
- Check flange connections for tightness.
- Clean y-strainers and condensate drains.
- Start-up measuring and control loops, check interaction of indicators and control loops.
- Start-up analyzers.
- Report and adjust limit values for alarm and control systems.
- Coordinate punch list work.
- Check calibration.
- Check fuse size.

Startup

- Observe all safety procedures including personnel protective gear, work permits and entry permits.
- Start-up in accordance with operating manuals and manufacturer's instructions
- Verify sealing fluid flow.
- Observe operation to be sure lubrication is maintained.
- Observe operation to be sure alignment is maintained.
- Make operating noise measurements.
- Verify operating capacities.
- Check supports, stops, spring hangers and expansion joints for hot operation.

- Check flanges for tightness and make hot pull-ups, as required.
- Blow down y-strainers and condensate drains regularly.
- Verify amperage on critical units.
- Optimize control loop parameters.
- Adjust and calibrate on-line analyzers such as conductivity and pH.

DELTA-T CORPORATE COMMERCIAL BILLING RATES
1/1/06

POSITION / FUNCTION	HOURLY RATE
Senior Consultant/Principal	$300.00
Director of Engineering	$250.00
Project Manager	$200.00
Construction Manager	$150.00
Project Engineer	$135.00
Project Controls	$125.00
Procurement Manager	$125.00
Senior Process Consultant	$195.00
Senior Process Engineer	$150.00
Senior I&C Engineer	$150.00
Senior Mechanical Engineer	$150.00
Process Engineer	$125.00
I&C Engineer	$110.00
Mechanical Engineer	$110.00
Senior Designer	$100.00
Designer	$75.00
Draftsperson	$60.00
Technicians	$110.00
Financial Control and Billing	$80.00
Clerical	$60.00

Jan. 1, 2005